EXHIBIT 10.1

EXECUTION COPY

ASSET AND SHARE PURCHASE AGREEMENT

dated as of

April 2, 2005

among

ADVANSTAR COMMUNICATIONS INC.,

ADVANSTAR, INC.,

ADVANSTAR EXPOSITIONS CANADA LIMITED,

ADVANSTAR.COM, INC.

and

QUESTEX MEDIA GROUP, INC.

Section 3.21. Finders’ Fees
Section 3.22. Insurance
Section 3.23. Exhibitors and Sponsors
Section 3.24. Penciled-in Dates

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01. Existence and Power
Section 4.02. Authorization
Section 4.03. Governmental Authorization
Section 4.04. Noncontravention
Section 4.05. Financing
Section 4.06. Purchase for Investment
Section 4.07. Litigation
Section 4.08. Finders’ Fees
Section 4.09. No Other Representations

ARTICLE 5
COVENANTS OF SELLERS

Section 5.01. Conduct of the Business
Section 5.02. Access to Information
Section 5.03. Release of Liens
Section 5.04. Notices of Certain Events
Section 5.05. No Solicitation
Section 5.06. Confidentiality of Sellers
Section 5.07. Intellectual Property Cooperation
Section 5.08. Transferred Subsidiary Working Capital
Section 5.09. Delivery of Monthly Financials
Section 5.10. Delivery of Financial Audit

ARTICLE 6
COVENANTS OF BUYER

Section 6.01. Confidentiality
Section 6.02. Access
Section 6.03. Trademarks; Tradenames; Change of Corporate Name
Section 6.04. Financing
Section 6.05. Use of Copyrights

ARTICLE 7
COVENANTS OF BUYER AND SELLERS

Section 7.01. Commercially Reasonable Efforts; Further Assurances
Section 7.02. Certain Filings

Section 7.03. Certain Consents
Section 7.04. Collections and Remittances
Section 7.05. Public Announcements
Section 7.06. Noncompetition
Section 7.07. Web Services Agreement
Section 7.08. No Breach or Failure of Condition as a Result of Certain Matters
Section 7.09. Brazilian Distribution

ARTICLE 8
TAX MATTERS

Section 8.01. Tax Definitions
Section 8.02. Tax Matters
Section 8.03. Tax Returns; Tax Cooperation; Allocation of Taxes
Section 8.04. 338(g) Election

ARTICLE 9
EMPLOYEE MATTERS

Section 9.01. Employees and Offers of Employment
Section 9.02. ACI’s Employee Plans
Section 9.03. Buyer’s Employee Plans
Section 9.04. Commissions
Section 9.05. COBRA and HIPAA
Section 9.06. At-Will Employment
Section 9.07. No Third Party Beneficiaries

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and Sellers
Section 10.02. Conditions to Obligation of Buyer
Section 10.03. Conditions to Obligation of the Sellers

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01. Survival
Section 11.02. Indemnification
Section 11.03. Procedures
Section 11.04. Supplemental Schedules
Section 11.05. Calculation of Damages
Section 11.06. Assignment of Claims
Section 11.07. Exclusivity

ARTICLE 12
TERMINATION

Section 12.01. Grounds for Termination
Section 12.02. Effect of Termination

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices
Section 13.02. Amendments and Waivers
Section 13.03. Expenses
Section 13.04. Successors and Assigns
Section 13.05. Governing Law
Section 13.06. Jurisdiction
Section 13.07. WAIVER OF JURY TRIAL
Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries
Section 13.09. Entire Agreement
Section 13.10. Bulk Sales Laws
Section 13.11. Severability
Section 13.12. Disclosure Schedules

EXHIBIT A Form of Assignment and Assumption Agreement
EXHIBIT B Form of Real Property Lease Assignment and Assumption
EXHIBIT C Form of Transition Services Agreement
EXHIBIT D Web Services Agreement Term Sheet

Schedules

Schedule 1.01(a)	Publications, Shows and Domain Names
Schedule 2.01(a)	Transferred Leases
Schedule 2.01(b)	Furniture, etc. at Transferred Lease Locations
Schedule 2.01(c)	Computers and Printers Otherwise Used in the Business
Schedule 2.01(d)	Other Furniture, etc.
Schedule 2.01(e)	Telecommunications, Information Technology and Production Equipment
Schedule 2.01(n)	Software and Computer Programs
Schedule 2.02(m)	Excluded Contracts
Schedule 2.07(b)	Allocation Statement
Schedule 3.05	Consents
Schedule 3.06(b)	Capitalization
Schedule 3.08(a)	Statement of Net Liabilities and Statement of Revenue and Direct Operating Expenses
Schedule 3.08(b)	Financial Statements of Transferred Subsidiaries
Schedule 3.08(c)	Transferred Subsidiary and HEE Liabilities
Schedule 3.09	Absence of Certain Changes
Schedule 3.10	Material Contracts
Schedule 3.10(b)	Exceptions to Material Contracts
Schedule 3.11	Litigation
Schedule 3.13(a)	Exceptions and Subsidiary Leases
Schedule 3.13(b)	Exceptions to Transferred Leases
Schedule 3.13(c)(i)	Certain Permitted Liens
Schedule 3.13(d)	Sufficiency of Assets
Schedule 3.14(a)(i)	Trademarks and Copyrights
Schedule 3.14(a)(ii)	Material Licensed Intellectual Property
Schedule 3.14(a)(iii)	Licenses of Material Owned Intellectual Property to Third Parties
Schedule 3.14(e)	Notice of Third Party Intellectual Property Infringement
Schedule 3.14(f)	Infringement of Material Owned Intellectual Property
Schedule 3.15	Circulation
Schedule 3.16	Advertisers
Schedule 3.17(a)	Employee Plans
Schedule 3.17(e)	Litigation Involving Business Employees
Schedule 3.17(f)	Post Retirement/Termination Benefits
Schedule 3.18	Business Employees
Schedule 3.19	Labor Matters
Schedule 3.22	Insurance
Schedule 3.23	Exhibitors and Sponsors
Schedule 3.24	Penciled-in Dates

v

Schedule 4.05	Financing Commitments
Schedule 5.01	Interim Operations
Schedule 7.06(a)(i)	Buyer Competitive Activity Areas
Schedule 7.08	Disclosure of Certain Matters
Schedule 9.03(f)	Severance Plan

ASSET AND SHARE PURCHASE AGREEMENT

AGREEMENT dated as of April 2, 2005 among Advanstar Communications Inc., a New York corporation (“ACI”), Advanstar, Inc., a Delaware corporation (“AI,” and, together with ACI, the “Share Sellers”), Advanstar Expositions Canada Limited, a Federal Canadian Corporation (“Advanstar Canada”), Advanstar.com, Inc., a Delaware corporation (“Advanstar.com” and, together with ACI and Advanstar Canada, the “Asset Sellers”) and Questex Media Group, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, the Sellers and the Transferred Subsidiaries (as defined below) are engaged, among other things, in the business (the “Business”) of publishing, marketing and selling the publications listed on Schedule 1.01(a) (the “Publications”); organizing, producing, marketing and selling the trade shows and conferences listed on Schedule 1.01(a) (the “Shows”); and owning and operating the web sites (the “Websites”) associated with the domain names listed on Schedule 1.01(a);

WHEREAS, Buyer desires to purchase (i) substantially all of the assets and to assume certain liabilities of the Business from the Asset Sellers, and the Asset Sellers desire to sell such assets and transfer such liabilities to Buyer and (ii) all of the equity interests in Advanstar Brazil and Advanstar Asia (each as defined below), and the Share Sellers desire to sell such equity interests to Buyer, in each case upon the terms and subject to the conditions hereinafter set forth;

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Advanstar Asia” means Advanstar Asia Limited, a Hong Kong company.

“Advanstar Brazil” means Advanstar Editora e Comunicacoes Ltda., a Brazilian limited liability company.

“Advanstar BVI” means Advanstar Communications (BVI) Ltd., a British Virgin Islands Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“AI Interests” means 14,013 quotas of Advanstar Brazil, par value R$0.07 per share, owned by AI.

“Asset Sale Business Employee” means each Business Employee other than a Business Employee employed by a Transferred Subsidiary.

“Audax” means Audax Private Equity Fund, L.P., a Delaware limited partnership.

“Brazilian GAAP” means the accounting practices adopted by Advanstar Brazil in Brazil, as in effect from time to time, that are generally accepted.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Intellectual Property” means all Licensed Intellectual Property and all Owned Intellectual Property.

“Buyer Competitive Activity” means the publishing, marketing or selling of any publications (in print, web-based, electronic or other form) whose primary target readers are the same as the primary target readers of any of the Publications as of the Closing Date; the organizing, marketing or selling of any trade shows or conferences whose primary target attendees are the same as the primary target attendees of any of the Shows as of the Closing Date; or the owning and operating of any websites whose primary target viewers are the same as the primary target viewers of any of the Websites as of the Closing Date.

“Closing Date” means the date of the Closing.

“Contractual Obligations” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Environmental Laws” means any statute, law, regulation, rule, judgment, order, injunction, or governmental requirement, in each case relating to the protection of the environment or worker health, to the extent related to the exposure to hazardous substances, wastes or materials, or the management, release, manufacture, handling, transport, treatment, storage, use or disposal of pollutants, contaminants, wastes or chemicals or any toxic or otherwise hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any United States federal, state, local or foreign authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any United States federal, state, local or foreign court or tribunal (or any department, bureau or division thereof), arbitrator or arbitral body.

“HEE” means Home Entertainment Events, a Delaware general partnership.

“Hong Kong GAAP” means generally accepted accounting principles in Hong Kong, as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any of the following: (w) patents, copyrights, know-how, processes, data and database rights and trade secrets; (x) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (y) domain names, rights of privacy and publicity and moral rights, throughout the world in all media now known or hereafter created or (z) any and all registrations, applications or common law rights relating to any of the foregoing.

“Interests” means, collectively, 50,000 shares of Advanstar Asia, par value $1.00 per share, 18,632,852 quotas of Advanstar Brazil, par value R$0.07 per quota and 50% of the outstanding partnership interests in HEE, in each case owned by ACI.

“International Plan” means, whether or not required by applicable law, (x) any employment, consultancy, severance or similar agreement, plan, arrangement or policy; (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or (z) any loan that is sponsored, maintained, administered, contributed to, extended or arranged by Advanstar Asia, Advanstar Brazil or an Asset Seller and covers any Business Employee of Advanstar Asia, Advanstar Brazil or any other Business Employee located outside the United States; provided, however, that a plan or program sponsored or operated by a Governmental Authority shall not constitute an International Plan.

“Knowledge of ACI,” “ACI’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable investigation, of David Montgomery, Eric Lisman, Joseph Loggia and Adele Hartwick.

“Knowledge of Buyer,” “Buyer’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable investigation, of Keith Palumbo, Donald Bramley or Young Lee.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property described on Schedule 3.14(a)(ii) and all other Intellectual Property owned by a third party and licensed or sublicensed to any Asset Seller or Transferred Subsidiary that is used exclusively in the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest,

equitable interest, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the business, assets or results of operations of the Business, except that an effect resulting from any of the following shall not be considered when determining if a Material Adverse Effect has occurred: (i) this Agreement or the transactions contemplated hereby; (ii) any change in national or international political, regulatory, economic, business or market conditions generally or in the geographic markets served by the Business or (iii) any change in conditions generally affecting the publication or trade show and conference industry or any of the industries engaged in by customers of the Business, excluding in the case of clauses (ii) and (iii) any change that materially disproportionately affects the Business relative to other companies operating in the publication or trade show and conference industry or any of the industries engaged in by customers of the Business.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past practices of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” means all Intellectual Property described on Schedule 3.14(a)(i), the internet domain names associated with the Websites and all other Intellectual Property owned by any Asset Seller or Transferred Subsidiary that is used exclusively in the Business.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Attributable” means, with respect to any asset or Liability, the portion of such asset or Liability attributable to (i) the publication, marketing or sale of any Post-Closing Issues, (ii) the production, marketing or sale of any Post-Closing Shows, or (iii) the conduct of any Post-Closing Web Related Operations.

“Post-Closing Issues” means all issues of any Publications mailed after the Closing Date.

“Post-Closing Shows” means all Shows that end after the Closing Date.

“Post-Closing Web Related Operations” means the operation of the Websites after the Closing, including the display of advertising and banner ads on the Websites after the Closing.

“Pre-Closing Attributable” means, with respect to any asset or Liability, the portion of such asset or Liability attributable to (i) the publication, marketing or sale of any Pre-Closing Issues, (ii) the production, marketing or sale of any Pre-Closing Shows, or (iii) the conduct of any Pre-Closing Web Related Operations.

“Pre-Closing Issues” means all issues of any Publications mailed on or prior to the Closing Date.

“Pre-Closing Shows” means all Shows that end on or prior to the Closing Date.

“Pre-Closing Web Related Operations” means the operation of the Websites on or prior to the Closing, including the display of advertising and banner ads on the Websites at or prior to the Closing.

“Representatives” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Business” means those publications (in print, web-based, electronic or other form) published, marketed or sold, those trade shows and conferences organized, marketed or sold, and those websites owned or operated by ACI or any of its Subsidiaries, other than the Shows, Publications and Websites.

“Sellers” means the Asset Sellers and the Share Sellers.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Title IV Plan” means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement, the Web Services Agreement, the Real Property Assignment and Assumption Agreements, the Transition Services Agreement, the Equity Commitment Letter and the Debt Commitment Letter.

“Transferred Subsidiaries” means, collectively, Advanstar Asia, Advanstar Brazil and Advanstar BVI.

“Transferred Subsidiary Working Capital” means, (x) with respect to Advanstar Brazil and Advanstar BVI, the consolidated total current assets (including cash and cash equivalents) of Advanstar Brazil and Advanstar BVI minus the consolidated total liabilities (excluding any Liabilities of the type described in Section 11.02(a)(iv)) of Advanstar Brazil and Advanstar BVI and (y) with respect to Advanstar Asia, the total current assets (including cash and cash equivalents) of Advanstar Asia minus the total liabilities (excluding any Liabilities of the type described in Section 11.02(a)(iv)) of Advanstar Asia, in each case determined as of the close of business on the Closing Date in U.S. Dollars using the accounting principles used by ACI in the preparation of the consolidating financial statements of ACI and its consolidated subsidiaries for the year ended December 31, 2004.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.07
ACI	Preamble
Advanstar.com	Preamble
Advanstar Canada	Preamble
Advanstar Trademarks and Tradenames	2.02
AI	Preamble
Apportioned Obligations	8.03
Allocation Statement	2.07
Asia Balance Sheet	3.08
Asset Sellers	Preamble
Assignment and Assumption Agreement	2.08
Assumed Liabilities	2.03
Brazil Balance Sheet	3.08
Business	Recitals
Business Employee	3.18
Buyer	Preamble
Buyer Employee Plan	9.01
Buyer 125 Plan	9.03
Buyer 401(k) Plan	9.03
BVI Shares	3.06
Capital Reduction Procedure	7.09

Term	Section

Closing	2.08
COBRA Coverage	9.05
Code	8.01
Confidentiality Agreement	6.01
Consents	3.05
Contracts	2.01
Damages	11.02
Debt Commitment Letter	4.05
Employee Plans	3.17
Equity Commitment Letter	4.05
Equity Investment	4.05
Excess Brazil Cash	7.09
Excluded Assets	2.02
Excluded Contracts	2.02
Excluded Liabilities	2.04
Fee Letter	4.05
Final Termination Date	12.01
Financing Commitments	4.05
Indemnified Party	11.03
Indemnifying Party	11.03
Insurance Policies	3.22
Material Contracts	3.10
New Business Agreement	7.03
Notice of Capital Reduction	7.09
Permitted Liens	3.13
Permitted ACI Employees	7.06
Permitted Transferred Employees	7.06
Petty Cash	2.01
Post-Closing Tax Period	8.03
Potential Contributor	11.06
Pre-Closing Tax Period	8.01
Publications	Recitals
Purchased Assets	2.01
Purchase Price	2.07
Real Property Lease Assignment and Assumption Agreement	2.08
Returns	8.02
Seller 125 Plan	9.03
Seller 401(k) Plan	9.03
Share Sellers	Preamble
Shows	Recitals
Statement of Net Liabilities	3.08
Statement of Revenue and Direct Operating Expenses	3.08
Subsidiary Lease	3.13

Term	Section

Tax	8.01
Taxing Authority	8.01
Third Party Claim	11.03
Trademark Assignment	6.03
Transfer Taxes	8.03
Transferred Employees	9.01
Transferred Lease Locations	2.01
Transferred Leases	2.01
Transferred Vacation	9.03
Transition Consent	7.03
Transitional Service Agreement	2.08
Unaudited Statement	3.08
Warranty Breach	11.02
Web Services Agreement	7.07
Websites	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All references to “$” or “Dollars” shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale of Assets.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (either directly or through a wholly-owned Subsidiary of Buyer) from the Asset Sellers, and the Asset Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens and Liabilities, other than Permitted Liens (excluding Liens set forth on Schedule 3.13(c)(i)) and Assumed Liabilities, all of their respective right, title and interest in, to and under the following assets, properties, rights and interests, in each case as the same shall exist on the Closing Date, except to the extent described in Section 2.02 (collectively, the “Purchased Assets”):

(a)           the leases of real property (the “Transferred Lease Locations”) listed on Schedule 2.01(a) (the “Transferred Leases”);

(b)           all furniture, fixtures, equipment and other tangible personal property located at any Transferred Lease Location, including personal desktop and laptop computers and printers set forth on Schedule 2.01(b) and wireless devices and telephone handsets;

(c)           all personal desktop, laptop computers and printers set forth on Schedule 2.01(c) and all wireless devices, to the extent used primarily by the Transferred Employees in the conduct of the Business at any location where any Asset Seller conducts the Business other than any Transferred Lease Location;

(d)           all furniture, fixtures, equipment and other tangible personal property set forth on Schedule 2.01(d);

(e)           all telecommunications, information technology and networking hardware and production equipment set forth on Schedule 2.01(e);

(f)            all hardwalls and booths used exclusively, and all signage, decorations, props and other promotional, marketing, solicitation or display materials used primarily, for any Shows;

(g)           all work-in-process, supplies, books, periodicals, videotapes, cassette tapes, CD-ROMs, DVDs and other inventories of the Business, including all editorial and story material, graphic art work, photographs, negatives, illustrations, manuscripts, promotional materials (including all current and historical databases) owned, used or held for use by any Asset Seller primarily in the conduct of the Business, together with all rights of any Asset Seller relating to back issues of the Publications and prior materials for Shows, including trade show directories and files but expressly excluding all unused paper inventory and paper stock; provided that each Seller shall be entitled to one copy of each issue of each Publication for archival purposes;

(h)           all publications, newsletters, expositions and electronic magazines that are ancillary to the Business and marketed under the same branding as any Publication or Show;

(i)            all rights under all Contractual Obligations listed on Schedule 3.10 and other Contractual Obligations that relate exclusively to the conduct of the Business and to which any Asset Seller is a party or by which any Asset Seller is bound, in each case to the extent Post-Closing Attributable (collectively, the “Contracts”);

(j)            all customer lists, advertiser lists, exhibitor lists, subscriber lists, circulation lists, sponsorship lists, speaker lists, vendor lists, press lists, conference attendees lists and other lists and databases to the extent used or held for use primarily in the conduct of the Business, in whatever form, including the right to distribute the Publications to subscribers, the right to own and use the names of all subscribers to the Publications and attendees of the Shows, copies of all records and reports of the circulation department of the Publications including information, if any, as to former subscribers, and copies of all records and reports of the exhibitors and attendees of the Shows, including information, if any, as to former exhibitors and attendees;

(k)           all accounts receivable, notes and other evidences of Debt of any Person to the Business (other than any such item owed by any Seller or any of their respective Affiliates) to the extent both arising out of the conduct of the Business and Post-Closing Attributable, and any collateral or other security relating thereto and all proceeds thereof;

(l)            all deposits made by any Seller and other prepaid assets and expenses to the extent both arising out of the conduct of the Business and Post-Closing Attributable, it being understood that all security deposits made pursuant to any Transferred Leases shall be deemed to be both arising out of the conduct of the Business and Post-Closing Attributable;

(m)          all petty cash located at the Transferred Lease Locations (“Petty Cash”);

(n)           all Business Intellectual Property, the computer software and programs listed on Schedule 2.01(n) and related program documentation, manuals and guides;

(o)           all licenses, permits or other governmental authorizations used exclusively in the conduct of the Business;

(p)           all books, records, files, correspondence and papers, whether in hard copy or electronic format, used exclusively in the conduct of the Business, to the extent Post-Closing Attributable; provided that each Seller shall be entitled to copies of any such materials that it may reasonably request (subject to Section 5.06);

(q)           all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business;

(r)            all research materials available to Sellers in written or electronic form primarily relating to the Business, including event and advertising research;

(s)           all permissions, consents, releases, waivers and licenses related to editorial material included in the Purchased Assets;

(t)            all other assets used exclusively in the conduct of the Business.

Section 2.02.  Excluded Assets.  Notwithstanding any provision in the Transaction Documents to the contrary, Buyer is purchasing only the Purchased Assets and Buyer expressly understands and agrees that all other assets, properties, rights and interests of each Asset Seller shall be excluded from the Purchased Assets (such excluded assets, the “Excluded Assets”), and, notwithstanding anything to the contrary in this Agreement, none of the following assets, properties, rights or interests of any Asset Seller shall be Purchased Assets:

(a)           all real property interests, together with all buildings, fixtures and improvements erected thereon, other than the Transferred Leases and the occupancy rights granted pursuant to the Transition Services Agreement;

(b)           all cash and cash equivalents, except for Petty Cash and deposits described in Section 2.01(l);

(c)           all accounts receivable, notes or other evidences of Debt of any Person to the extent either not arising out of the conduct of the Business or Pre-Closing Attributable, and any collateral or other security relating thereto and all proceeds thereof;

(d)           all accounts receivable, notes or other evidences of Debt owed by any Seller or any of their respective Affiliates;

(e)           all deposits made by any Seller and other prepaid assets and expenses to the extent either not arising out of the conduct of the Business or Pre-Closing Attributable, it being understood that all security deposits made pursuant to the Transferred Leases shall be deemed to be both arising out of the conduct of the Business and Post-Closing Attributable;

(f)            all insurance policies and all claims, credits, causes of action or rights thereunder and proceeds thereof;

(g)           the name “Advanstar” and the Advanstar “star symbol” and all variations and derivations thereof (the “Advanstar Trademarks and Tradenames”);

(h)           all books, records, files, correspondence and papers, whether in hard copy or electronic format, to the extent Pre-Closing Attributable or prepared in connection with this Agreement or the transactions contemplated hereby, all minute books and corporate records of ACI and its Affiliates (other than the Transferred Subsidiaries), all records (including accounting records) relating to Taxes paid or payable by ACI or any of its Affiliates (other than the Transferred Subsidiaries) and all financial, accounting and Tax records relating to the Business, including all Tax returns relating to the Business on or prior to the Closing Date and any notes, worksheets, files and documents relating thereto, in each case whether in hard copy or electronic format; provided that Buyer shall be entitled to copies of any such records that it may reasonably request (subject to the last two sentences of Section 5.02(a), and its obligation to maintain the confidentiality thereof in accordance with the Confidentiality Agreement) and each Seller shall be entitled to copies of all minute books, corporate records and records relating to Taxes of the Transferred Subsidiaries (subject to Section 5.06).

(i)            all rights of any Seller arising under any Transaction Document, the Confidentiality Agreement or the transactions contemplated hereby or thereby;

(j)            all claims for and rights to receive Tax refunds relating to the Business arising on or prior to the Closing Date;

(k)           all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, other than the items described in Section 2.01(b), 2.01(c), 2.01(d) and 2.01(e) and the computer software and programs listed on Schedule 2.01(n);

(l)            except as otherwise provided in Article 9, all assets relating to or under the Employee Plans;

(m)          all rights arising under all Contractual Obligations, whether written or oral, listed on Schedule 2.02(m) (the “Excluded Contracts”) and all Contractual Obligations relating exclusively to the Retained Business or exclusively Pre-Closing Attributable; and

(n)           any Purchased Assets sold or otherwise disposed of in accordance with Section 5.01(a)(i) during the period from the date hereof until the Closing Date.

Section 2.03.  Assumed Liabilities.  At the Closing, and effective as of the close of business on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due and payable the following Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of any Asset Seller or any of its Affiliates under the Contracts, in each case to the extent Post-Closing Attributable or arising or relating to performance after the Closing Date;

(b)           all Liabilities of ACI under the Transferred Leases, in each case to the extent arising or relating to performance after the Closing Date;

(c)           all Liabilities of any Asset Seller in respect of accounts payable of the Business, in each case to the extent Post-Closing Attributable;

(d)           all Liabilities of any Asset Seller in respect of deferred revenues of the Business, in each case to the extent Post-Closing Attributable;

(e)           all Liabilities in respect of Transferred Vacation and accrued but unpaid bonuses for the Business Employees, in each case as of the close of Business on the Closing Date;

(f)            to the extent not included in Section 2.03(e), all Liabilities for which Buyer is responsible pursuant to Article 9; and

(g)           all Liabilities for which Buyer is responsible pursuant to Article 8;

provided that Buyer shall in no event assume any Liabilities of any Seller arising from or in connection with any transactions between or among Sellers and any of their Affiliates.

Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of any Asset Seller of whatever nature, whether presently in existence or arising hereafter.  All such other Liabilities shall be retained by and remain Liabilities of the applicable Asset Seller or Affiliate (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).  Except as set forth in Article 8, Buyer is not assuming any Liability of any Asset Seller for Taxes and no Liability of any Asset Seller in respect of Taxes shall constitute an Assumed Liability.

Section 2.05.  Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or any Asset Seller thereunder.  If such consent is not obtained, the applicable Asset Seller, on the one hand, and Buyer, on the other hand, will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.06.  Purchase and Sale of Interests.  Upon the terms and subject to the conditions of this Agreement, (a) ACI agrees to sell to Buyer, and Buyer agrees to purchase from ACI, the Interests at the Closing and (b) AI agrees to sell to Buyer, and Buyer agrees to purchase from AI, the AI Interests at the Closing; provided that the parties agree that a portion of the quotas of Advanstar Brazil and the shares of Advanstar Asia to be so purchased as Interests and AI Interests may be purchased on Buyer’s behalf by a subsidiary of the Buyer.  At the Closing, ACI shall procure the resignation of each of the directors and officers of Advanstar Asia and Advanstar Brazil, other than individuals who are Transferred Employees.

Section 2.07.  Purchase Price; Allocation of Purchase Price.  (a) The purchase price for the Purchased Assets, the AI Interests and the Interests (the “Purchase Price”) is $185,000,000, less an adjustment based on the working capital of the Business, which shall be payable in cash as provided in Section 2.08.  The Sellers and Buyer agree that the adjustment based on the working capital of the Business shall be $7,000,000.  The Purchase Price shall be subject to further adjustment as provided in Section 7.09.

(b)           Set forth on Schedule 2.07(b) is a statement (the “Allocation Statement”) setting forth the principles for allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets, the AI Interests and the Interests in accordance with Section 1060 of the Code.  Each Asset Seller, Share Seller and Buyer agree to (i) be bound by the principles in the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

(c)           No later than 60 days following the Closing Date, the final allocation of the Purchase Price (plus Assumed Liabilities, to the extent appropriate) shall be made in accordance with the principles in the Allocation Statement and as mutually agreed by Buyer and ACI.  If mutual agreement is not reached by such date, Buyer and ACI shall, during the 30 days thereafter, use their commercially reasonably efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the final allocation of Purchase Price.  If during such period, Buyer and ACI are unable to reach such agreement, they shall promptly thereafter jointly retain a nationally recognized accounting firm (the “Accounting Referee”) and cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the final allocation of the Purchase Price.  The Accounting Referee shall deliver to Buyer and ACI, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and all Sellers.  The cost of such review and report shall be borne equally by Buyer and ACI.

(d)           If an adjustment is made with respect to the Purchase Price pursuant to Section 7.09, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and ACI.  Buyer and each Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.07(c).

(e)           Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.08.  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets, the Interests and the AI Interests and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, not later than two Business Days after all of the conditions set forth in Article 10 have been satisfied or waived, or at such other time or place as Buyer and ACI may agree.  At the Closing:

(a)           Buyer shall deliver to the Asset Sellers and the Share Sellers, in amounts consistent with the Allocation Statement, the Purchase Price in immediately available funds by wire transfer to the bank accounts designated by ACI, by written notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Asset Sellers and Share Sellers in such amounts).

(b)           ACI shall deliver to Buyer (i) certificates for the Interests in Advanstar Asia, duly executed transfers of the Interests in Advanstar Asia and the corresponding sold contract notes in a form as required by the Stamp Duty Ordinance, Cap. 117 Laws of Hong Kong, in favor of the Buyer, together with (ii) evidence of the registration of Buyer as holder of the Interests in Advanstar Brazil in the share register of Advanstar Brazil.

(c)           Buyer shall deliver to ACI duly executed bought contract notes in respect of the transfer of the Interests in Advanstar Asia in a form as required by the Stamp Duty Ordinance, Cap. 117 Laws of Hong Kong, in favor of ACI.

(d)           AI shall deliver to Buyer evidence of the registration of Buyer as holder of the AI Interests in the share register of Advanstar Brazil.

(e)           ACI shall deliver to Buyer an assignment of its Interests in HEE in form and substance satisfactory to Buyer.

(f)            ACI shall deliver to Buyer a statement setting forth each Consent which has been received by any Seller on or prior to the Closing Date, together with a true and complete copy of each such Consent.

(g)           Each Asset Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), and, subject to the provisions hereof, each Asset Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(h)           The applicable Asset Seller and Buyer shall enter into the Web Services Agreement.

(i)            The applicable Asset Seller and Buyer shall enter into a separate Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B for each Transferred Lease (each a “Real Property Lease Assignment and Assumption Agreement”).

(j)            ACI and Buyer shall enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(k)           ACI and Buyer shall deliver to each other the certificates and other documents contemplated by Section 10.02 and Section 10.03, and such other instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request in connection with the performance and execution of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ACI

In order to induce Buyer to enter into and perform this Agreement, except as set forth in the disclosure schedules hereto (the “Schedules”), ACI represents and warrants to Buyer as of the date hereof that:

Section 3.01.  Existence and Power.  Each Seller, each Transferred Subsidiary and HEE is (a) duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of organization, (b) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to be so qualified has not had, and is not reasonably likely to have, a Material Adverse Effect, and (c) has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its respective businesses as now conducted.  The Sellers have delivered to the Buyer true, accurate and complete copies of (x) the Organizational Documents of each of the Transferred Subsidiaries and HEE and (y) the minute books of each Transferred Subsidiary and HEE which contain records of all meetings held of, and other corporate actions taken by, its stockholders or partners, as the case may be, directors and any committees appointed by its directors prior to the date hereof.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by each Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller.  Each Transaction Document, when duly executed and delivered by each Seller party thereto, will constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by each Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action (including any authorization, consent or approval) by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; and (ii) compliance with any applicable requirements of the 1934 Act.

Section 3.04.  Noncontravention.  The execution, delivery and performance by each Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of such Seller, any Transferred Subsidiary or HEE, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Consents, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any material right or material obligation or to a loss of any material benefit relating to the Business to which such Seller, any Transferred Subsidiary or HEE is entitled under any provision of any material agreement or other material instrument binding upon such Seller, any Transferred Subsidiary or HEE or (iv) result in the creation or imposition of any Lien on any Purchased Asset or on any asset of any Transferred Subsidiary or HEE, except for Permitted Liens.

Section 3.05.  Consents.  Schedule 3.05 sets forth each material agreement or other instrument binding upon any Seller or Transferred Subsidiary or HEE (including the Material Contracts, the Transferred Leases and the Subsidiary Leases) that requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (all such required consents or other actions, the “Consents”).

Section 3.06.  Capitalization.  (a) The authorized capital stock of Advanstar Brazil consists of 18,646,865 quotas, par value R$0.07 per quota.  The authorized share capital of Advanstar Asia consists of 1,000,000 ordinary shares, par value $1.00 per share and the authorized capital stock of Advanstar BVI consists of 2,500,000 ordinary shares, par value $1.00 per share (the “BVI Shares”).  The only capital stock of Advanstar Brazil and Advanstar Asia outstanding are the Interests and the AI Interests, and the only capital stock of Advanstar BVI outstanding are the BVI Shares.  The interests owned by ACI in HEE constitute 50% of the outstanding partnership interests in HEE.  The Sellers have delivered to the Buyer true, accurate and complete copies of the stock ledger of each Transferred Subsidiary which reflects all issuances, transfers, repurchases and cancellations of shares of such Transferred Subsidiary’s capital stock.

(b)           Except as set forth on Schedule 3.06(b), all outstanding shares of capital stock of each Transferred Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.06, there are no outstanding (i) shares of capital stock, voting securities or other membership interests of any Transferred Subsidiary, (ii) securities of any Transferred Subsidiary convertible into or exchangeable for shares of capital stock, voting securities or other membership interests of such Transferred Subsidiary, (iii) options or other rights to acquire from any Transferred Subsidiary, or other obligation of any Transferred Subsidiary to issue, any capital stock, voting securities, other membership interests or securities convertible into or exchangeable for capital stock, voting securities or other membership interests of any Transferred Subsidiary, (iv) preemptive rights or other similar rights in respect of capital stock or other equity interests in any Transferred Subsidiary, (v) Contractual Obligations or provision in the Organizational Documents of any Transferred Subsidiary which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any capital stock or other equity interests in any Transferred Subsidiary, or (vi) registration or similar rights with respect to any capital stock or other equity interests in any Transferred Subsidiary.  None of the Transferred Subsidiaries hold any shares of capital stock in its treasury.

(c)           All of the outstanding capital stock or other voting securities of Advanstar BVI is directly owned by Advanstar Brazil, free and clear of any Lien other than Permitted Liens.  There is no Subsidiary of either Advanstar Brazil or Advanstar Asia other than Advanstar BVI, and there is no Subsidiary of Advanstar BVI.

Section 3.07.  Ownership of Interests.  All of the Interests are owned, beneficially and of record, by ACI, free and clear of any Lien other than Permitted Liens, and ACI will transfer and deliver to Buyer at the Closing valid title to the Interests, free and clear of any Lien.  All of the AI Interests are owned, beneficially and of record, by AI, free and clear of any Lien other than Permitted Liens, and AI will transfer and deliver to Buyer at the Closing valid title to the AI Interests, free and clear of any Lien.

Section 3.08.  Financial Statements.  (a) The draft audited Statement of Net Liabilities of the Business as of December 31, 2004 (the “Statement of Net Liabilities”) and the draft audited Statement of Revenue and Direct Operating

Expenses of the Business for the year then ended (the “Statement of Revenue and Direct Operating Expenses”), in each case as set forth on Schedule 3.08(a), fairly present in all material respects the assets and liabilities of the Business of the types to be assigned to and assumed by Buyer hereunder (disregarding any qualifications to the description of such assets and liabilities in Section 2.01 or Section 2.03 as “Pre-Closing Attributable” or “Post-Closing Attributable”) as of December 31, 2004 and the revenue and direct expenses, excluding the allocation of corporate overhead and office costs, of the Business for the year then ended, subject to the qualifications contained in the footnotes thereto.  The financial information used by ACI in preparing the Statement of Net Liabilities and the Statement of Revenue and Direct Operating Expenses was derived from the financial information used by ACI in preparing the audited consolidated balance sheet as of December 31, 2004 and the related audited consolidated statement of operations for the year then ended of ACI and its consolidated subsidiaries, which audited balance sheet and statement of operations were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).  The unaudited statement of revenue and direct operating expenses of the Business for the two-month period ended February 28, 2005 (the “Unaudited Statement”), as set forth on Schedule 3.08(a), fairly presents in all material respects the revenue and direct expenses, excluding the allocation of corporate overhead and office costs, of the Business for the two-month period then ended, subject to the qualifications contained in the footnotes to the Statement of Net Assets and Statement of Revenue and Direct Operating Expenses.  The financial information used by ACI in preparing the Unaudited Statement was derived from the books and records of ACI and is in the form customarily prepared by the management of ACI for its internal use.  Notwithstanding the foregoing, the Statement of Net Liabilities and the Statement of Revenue and Direct Operating Expenses may not necessarily reflect what the financial position of the Business as of December 31, 2004 or its results of operations for the year then ended would have been had the Business been a stand-alone entity, and the Unaudited Statement may not necessarily reflect what the results of operations of the Business for the two-month period ended February 28, 2005 would have been had the Business been a stand-alone entity.

(b)           The audited balance sheet as of December 31, 2004 (the “Brazil Balance Sheet”) and the related audited statements of income and changes in financial position for the year then ended, in each case as set forth on Schedule 3.08(b), of Advanstar Brazil fairly present, in conformity with Brazilian GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Advanstar Brazil as of December 31, 2004 and its results of operations and changes in financial position for the year then ended.  The audited balance sheet as of December 31, 2004 (the “Asia Balance Sheet”) and the related audited statement of income for the year then ended, in each case as set forth on Schedule 3.08(b), of Advanstar Asia fairly present, in conformity with Hong Kong GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Advanstar Asia as of December 31,

2004 and its results of operations for the year then ended.  The financial information used by ACI in preparing the unaudited balance sheet and income statement of the Advanstar BVI as of and for the year ending December 31, 2004, as set forth on Schedule 3.08(b) was derived from the financial information used by ACI in preparing the audited consolidated balance sheet as of December 31, 2004 and the related audited consolidated statement of operations for the year then ended of ACI and its consolidated subsidiaries, which audited balance sheet and statement of operations were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

(c)           Except as disclosed on Schedule 3.08(c), no Transferred Subsidiary or HEE has any Liabilities except for (i) Liabilities set forth on the Brazil Balance Sheet, the Asia Balance Sheet or the Statement of Net Liabilities or in any note thereto, (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2004, (iii) Liabilities disclosed in, related to or arising under any Contractual Obligations disclosed in any Schedule hereto; and (iv) other Liabilities which, individually or in the aggregate, are not material to the Business, taken as a whole.  No Transferred Subsidiary has any Liabilities in respect of Debt.

Section 3.09.  Absence of Certain Changes.  Except as disclosed in Schedule 3.09, since December 31, 2004, the Business has been conducted only in the Ordinary Course of Business and there has not been:

(a)           any event, occurrence or development which has had, or is reasonably likely to have, a Material Adverse Effect;

(b)           any damage, destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Assets or any assets of any Transferred Subsidiary in any material respect;

(c)           any creation or other incurrence of any Lien on any material Purchased Asset or on any material asset of any Transferred Subsidiary, other than Permitted Liens;

(d)           any material change in any method of accounting or accounting practice (including with respect to reserves) with respect to the Business except for any such change required by reason of a concurrent change in GAAP; or

(e)           any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with, or put into place affecting, any Business Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Business Employee, (iii) change in compensation or other benefits payable to any Business Employee pursuant to any severance or retirement plans or policies thereof, or (iv) consulting agreement entered into with any Person, in each case other than in the Ordinary Course of Business.

(f)            any amendment to (i) the Organizational Documents or (ii) the outstanding capital stock or other equity interests of any Transferred Subsidiary or any issuance or disposal of capital stock or other equity interests of any Transferred Subsidiary;

(g)           any increase or material alteration to the compensation payable or paid, or alteration in the timing or method of such payments, whether conditionally or otherwise, to any Business Employee or consultant, other than in the Ordinary Course of Business; or

(h)           any change or revocation of any material Tax election, change to methods of accounting for Tax purposes, settlement in respect of Taxes or agreement entered into with respect of Taxes with any Governmental Authority.

Section 3.10.  Material Contracts.  (a)  Except for the Contracts disclosed in Schedule 3.10 (the “Material Contracts”), the Excluded Contracts and Contractual Obligations that do not relate exclusively to the conduct of the Business, with respect to the Business, as of the date hereof, no Asset Seller, Transferred Subsidiary or HEE is a party to or bound by:

(i)            any lease of personal property providing for future payments or receipts in excess of $50,000 per year or $100,000 in the aggregate;

(ii)           any Contractual Obligation for the purchase of materials, equipment or other personal property, supplies or services providing for future payments by any Asset Seller or Transferred Subsidiary in excess of $50,000 per year or $100,000 in the aggregate;

(iii)          any Contractual Obligation for the sale of any publications, products or services providing for future payments by any Asset Seller or Transferred Subsidiary in excess of $50,000 per year or $100,000 in the aggregate;

(iv)          any Contractual Obligation between a Transferred Subsidiary and any Affiliate thereof;

(v)           any hotel, exhibition venue, sponsorship, admission, exhibitor or co-host agreement relating to any Show that provides for future payments to or from or receipts by any Asset Seller or Transferred Subsidiary in excess of $50,000 per year or $100,000 in the aggregate;

(vi)          any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(vii)         any Contractual Obligation after January 1, 2001 relating to the acquisition of any Publication, Show or Website (whether by merger, purchase of stock, purchase of assets or otherwise);

(viii)        any Contractual Obligation material to the Business that would limit the freedom of the Business to compete in any line of business or with any Person or in any area or that prohibits the use of any Intellectual Property by the Business or pursuant to which any Asset Seller or Transferred Subsidiary has agreed to refrain from using any Owned Intellectual Property, it being understood that the grant of an exclusive license by or a limited license to an Asset Seller or Transferred Subsidiary is not a Contractual Obligation of the type described in this Section 3.10(a)(viii);

(ix)           any Contractual Obligation under which any Transferred Subsidiary is, or may become, obligated to pay any amount in respect of indemnification obligations or purchase price adjustment in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(x)            any Contractual Obligation (or group of related Contractual Obligations) (A) under which any Transferred Subsidiary has created, incurred, assumed or guaranteed any Debt or (B) under which any Transferred Subsidiary has permitted any asset to become encumbered by any Lien;

(xi)           any Contractual Obligation providing compensation or other benefits to any Business Employee; or

(xii)          any other Contractual Obligation that requires or would reasonably be expected to require aggregate future payments of more than $100,000 in any calendar year.

(b)           The Asset Sellers have delivered to the Buyer a complete copy of each Material Contract, in each case, as amended or otherwise modified and in effect as of the date hereof.  Except as disclosed in Schedule 3.10(b), each Material Contract is a valid and binding agreement of the applicable Asset Seller or Transferred Subsidiary, as the case may be, and is in full force and effect, and no Asset Seller or Transferred Subsidiary or, to the Knowledge of ACI, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

(c)           No offer has been made pursuant to Section 5.4 of the Joint Venture Partnership Agreement of HEE, dated February 9, 1998, by and between Expocon Management Associates, Inc., ACI, and Video Software Dealers Association, and,

to the Knowledge of ACI, no party to such agreement intends to make such an offer.

Section 3.11.  Litigation.  Except as disclosed on Schedule 3.11, there is no material action, suit, arbitration, investigation or proceeding pending against, or to the Knowledge of ACI, threatened in writing against any Asset Seller or Transferred Subsidiary that (a) affects the Business or any Purchased Asset before any court or arbitrator or any Governmental Authority, (b) in any manner challenges or seeks the rescission of this Agreement, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder or (c) may result in any change in the current equity interest of any Seller in any Transferred Subsidiary.

Section 3.12.  Compliance with Laws and Court Orders; Permits.  (a) No Asset Seller or Transferred Subsidiary is in material violation of any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business.

(b)           Except to the extent that such actions would not reasonably be expected to adversely affect the Business after the Closing, no Asset Seller nor any Transferred Subsidiary nor any of their respective directors, officers, employees or agents, has, in the conduct of the Business, directly or intentionally indirectly given, or agreed to give, any illegal gift, contribution, payment or similar benefit of value to any supplier, customer, governmental official or employee of another Person who was, is or may reasonably be considered to be in a position to help or hinder the Business (or assist in connection with the consummation of any actual or proposed transaction involving the Business) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.

(c)           Each of the Asset Sellers and the Transferred Subsidiaries has been duly granted all material permits required pursuant to applicable law for the conduct of the Business.  All such permits are in effect on the date hereof and are valid and in full force and effect (other than those permits that have expired or lapsed pursuant to their respective terms), and no Asset Seller or Transferred Subsidiary is in material breach or violation of, or material default under, any such permit.  All books, records, files, correspondence and papers relating to such permits are included in the Purchased Assets.

Section 3.13.  Properties.  (a) Except as set forth on Schedule 3.13(a), the Transferred Lease Locations constitute the only real property owned or leased by any Asset Seller that is used or held for use exclusively in the conduct of the Business.  Schedule 3.13(a) sets forth the only real property owned or leased by any Transferred Subsidiary.

(b)           ACI or the applicable Transferred Subsidiary has valid leasehold interests in the Transferred Lease Locations pursuant to the Transferred Leases and each lease to which a Transferred Subsidiary is a party described on Schedule 3.13(a) (each, a “Subsidiary Lease”).  Except as set forth on Schedule 3.13(b), the Asset Sellers have delivered to Buyer a complete copy of each Transferred Lease and Subsidiary Lease, in each case as amended or otherwise modified and in effect as of the date hereof, and each Transferred Lease and each Subsidiary Lease is a valid and binding agreement of ACI or a Transferred Subsidiary and is in full force and effect, and none of ACI, any Transferred Subsidiary and, to the Knowledge of ACI, any other party thereto is in default or breach in any material respect under the terms of any such Transferred Lease or Subsidiary Lease.

(c)           No Purchased Asset and no asset of any Transferred Subsidiary is subject to any Lien, except:

(i)            Liens disclosed on Schedule 3.13(c)(i);

(ii)           Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, Brazilian GAAP or Hong Kong GAAP, as applicable;

(iii)          mechanic’s, materialman’s, carrier’s, repairer’s, warehouseman’s, workmen’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith;

(iv)          all matters, whether or not of record, affecting the title of the lessor under the Transferred Leases or the Subsidiary Leases (and any underlying lessors); or

(v)           other Liens that do not materially interfere with the present use of the Purchased Assets or the present use of any of the assets of the Transferred Subsidiaries (clauses (i) - (v) of this Section 3.13(c) are, collectively, the “Permitted Liens”).

(d)           Except as set forth on Schedule 3.13(d), the Purchased Assets include all of the property and assets used or held for use by any Asset Seller exclusively in the conduct of the Business.  Except as set forth on Schedule 3.13(d), at the time of the Closing, the Purchased Assets and assets of the Transferred Subsidiaries, together with the services to be provided pursuant to the Web Services Agreement, the services and occupancy arrangements to be provided by ACI pursuant to the Transition Services Agreement, the arrangements described in Section 2.05, the New Business Agreements (if obtained prior to the Closing) and the Interests shall be adequate in all material respects to allow Buyer at such time to conduct the Business as it is currently being conducted.

Section 3.14.  Intellectual Property.  (a) Schedule 3.14(a)(i) contains a list of all Intellectual Property registrations and applications for registration included in the Business Intellectual Property, other than copyrights, and a list of all copyright registrations for issues of the Publications published since January 1, 2002.  Each such registration is valid and subsisting.  Schedule 3.14(a)(i) further identifies each material trade name, material trade dress and material unregistered trademark or material service mark used in the Business and included in the Business Intellectual Property.  Schedule 3.14(a)(ii) sets forth a list of all agreements to which any Asset Seller or Transferred Subsidiary is a party and pursuant to which such Asset Seller or Transferred Subsidiary is authorized to use any material Intellectual Property that is used exclusively in the conduct of the Business.  Schedule 3.14(a)(iii) sets forth a list of all agreements as to which any Asset Seller or Transferred Subsidiary is a party and pursuant to which any Person other than such Asset Seller or Transferred Subsidiary is authorized to use any material Owned Intellectual Property, excluding (x) editorial reprints and permissions, (y) customer list rentals and (z) non-exclusive licenses to list management agents, content aggregators, digital media and marketing services providers, printers, website development and hosting providers and other third parties providing services to any Asset Seller or Transferred Subsidiary, in each case in the Ordinary Course of Business.

(b)           The Asset Sellers and Transferred Subsidiaries own (free and clear of any Liens other than Permitted Liens), all material Owned Intellectual Property that is necessary for the conduct of the Business as currently conducted.

(c)           None of (i) the use of the Owned Intellectual Property, (ii) to the Knowledge of ACI, the use of the Licensed Intellectual Property nor (iii) the conduct of the Business by the Asset Sellers and Transferred Subsidiaries materially infringes or otherwise violates in any material respect the Intellectual Property rights of any Person.

(d)           No Owned Intellectual Property right is subject to any outstanding judgment, injunction, order, decree or agreement restricting in any material respect the use thereof by the Asset Sellers and Transferred Subsidiaries with respect to the Business or materially restricting the licensing thereof by Asset Sellers and Transferred Subsidiaries to any Person.

(e)           Except as set forth on Schedule 3.14(e), no Asset Seller or Transferred Subsidiary has received during the three years prior to the date hereof any written notice of any pending third-party claim (i) contesting in any material respect the validity, enforceability, use or ownership of any material Owned Intellectual Property or (ii) alleging any material infringement, misappropriation or violation of, or other material conflict with, any Intellectual Property of any third party relating to the conduct of the Business.

(f)            Except as disclosed in Schedule 3.14(f), to the Knowledge of ACI, no Person is infringing, misappropriating or otherwise violating, in any material respect, any right of any Asset Seller or Transferred Subsidiary with respect to any material Owned Intellectual Property owned by them.

(g)           The Asset Sellers have delivered to Buyer true and complete copies of each agreement set forth on Schedule 3.14(a)(ii) or Schedule 3.14(a)(iii), and each such agreement is a valid and binding agreement of the Asset Seller or Transferred Subsidiary party thereto, and is in full force and effect, and no Asset Seller or any Transferred Subsidiary or, to the Knowledge of ACI, any other party thereto is in default or breach in any material respect under the terms of any such agreement.

Section 3.15.  Circulation.  Except as set forth on Schedule 3.15, ACI has previously made available to Buyer the Audit Bureau of Circulations or BPA Worldwide circulation statements for each Publication for the periods set forth on Schedule 3.15.  The circulation data and information for such Publications as set forth on such circulation statements is accurate in all material respects.

Section 3.16.  Advertisers.  Schedule 3.16 is a complete and correct list of the 20 largest advertisers of each of the Publications (in terms of advertising purchases during the twelve-month period ended December 31, 2004).  Except as set forth on Schedule 3.16, each such advertiser has advertised in at least one issue of each Publication listed for such advertiser in calendar year 2005.  ACI has furnished to Buyer copies of the published 2004/2005 rate cards with respect to the Publications and the Website.

Section 3.17.  Employee Benefit Plans.  (a) Schedule 3.17(a) contains a true and complete list of each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by ACI or any of its ERISA Affiliates and benefits any Asset Seller Business Employee or with respect to which the Business, the Buyer or any of its Affiliates has or could reasonably be expected to have any Liability.  Such plans are referred to collectively herein as the “Employee Plans”; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.  ACI has made available to Buyer copies of all Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof, together with the most recent summary plan description, and annual report (Form

5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan, program or trust.

(b)      None of ACI, any ERISA Affiliate of ACI and any predecessor thereof, sponsors, maintains, contributes or is required to contribute to, or has in the past sponsored, maintained, contributed to or was required to contribute to, any Employee Plan subject to Title IV of ERISA.

(c)       None of ACI, any ERISA Affiliate and any predecessor thereof contributes or is required to contribute to, or has in the past contributed or was required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)      Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to ACI’s Knowledge, there is no reason why any such determination letter should be revoked or not be reissued.  ACI has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan, including any associated trust or fund, has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan (including any associated trust fund).  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or of a penalty or Liability under Section 502 of ERISA.

(e)       Other than as set forth on Schedule 3.17(e), there is no (i) material lawsuit or claim against any Asset Seller or Transferred Subsidiary pending or, to the Knowledge of ACI, threatened in writing that relates to any Business Employee’s coverage under an Employee Plan or an International Plan or (ii) other material dispute involving any Asset Seller or Transferred Subsidiary, on the one hand, and any Business Employee, on the other hand, pending or, to the Knowledge of ACI, threatened in writing pursuant to which the improper administration of an Employee Plan or an International Plan has been alleged.

(f)       Except as described in Schedule 3.17(f) and other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a welfare plan (as defined in Section 3(1) of ERISA) provides benefits or coverage following retirement or other termination of employment with respect to which Buyer or its Affiliates could have any Liability.

(g)      ACI has provided a true and complete list of each material International Plan and has made available to Buyer copies of each material

International Plan and any amendments thereto, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto.  Each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities.

Section 3.18.  Employees.  Schedule 3.18 sets forth the name, job title, employment commencement date, employer, date of birth, annual salary or hourly wage, as applicable, total compensation (including bonus), date of most recent salary or wage increase and each other item referred to in Section 9.01(d)(i) for each employee set forth on such Schedule.  Each employee listed on Schedule 3.18, each employee of any Transferred Subsidiary and each other employee of any Asset Seller who commenced employment with an Asset Seller prior to the Closing Date to replace an employee listed on Schedule 3.18 whose employment terminated prior to the Closing Date or to fill a previously budgeted open position shall be a “Business Employee” for purposes of this Agreement.

Section 3.19.  Labor Matters.  Except as disclosed on Schedule 3.19, (a) none of the Business Employees is, or within the last three years has been, a member of a bargaining unit covered by a collective bargaining agreement to which any Asset Seller or Transferred Subsidiary is a party; (b) no Asset Seller or Transferred Subsidiary is now, or has been within the last three years, subject to any union organizing effort, strike, work stoppage, lock out or other labor dispute involving any of the Business Employees; (c) none of the Asset Sellers or Transferred Subsidiaries is engaged in any unfair labor practice with respect to any of the Business Employees and none has any material employee grievance or other employee dispute pending which involves any of the Business Employees and (d) no Asset Seller or Transferred Subsidiary is the subject of any material complaint, charge, investigation, audit, suit or other legal process with respect to any of the Business Employees, or any of the terms or conditions of their employment, by any Governmental Authority.

Section 3.20.  Environmental Compliance.  (a) (i) No written notice, order, request for information, complaint or penalty has been received by any Asset Seller or Transferred Subsidiary and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in either case, which allege a material violation by any Asset Seller or Transferred Subsidiary of any Environmental Law and which relate to the Purchased Assets or Transferred Lease Locations;

(b)           each Asset Seller and each Transferred Subsidiary has obtained or caused to be obtained all material environmental permits necessary for the operation of the Purchased Assets and the Transferred Lease Locations to comply, in all material respects, with applicable

Environmental Laws (as in effect on the date this representation is made) and no Asset Seller or Transferred Subsidiary is in material violation of such permits or, with respect to the operation of the Purchased Assets and the Transferred Lease Locations, applicable Environmental Laws (as in effect on the date this representation is made); and

(c)           there has been no written environmental audit conducted by, or in the possession of, any Asset Seller or Transferred Subsidiary or any Transferred Lease Location.

Section 3.21.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22.  Insurance.  Schedule 3.22 sets forth a list of all insurance policies of each Seller or any Transferred Subsidiary that cover any Purchased Asset or any assets of any Transferred Subsidiary.  Except as set forth on Schedule 3.22, there are no claims that relate to the Business currently pending under any such insurance policy.

Section 3.23.  Exhibitors and Sponsors.  Except as set forth therein, Schedule 3.23 sets forth a complete and correct list of the 20 largest exhibitors and sponsors of each of the Shows most recently held and indicates for each the total exhibit or sponsorship fee payable in respect thereof.

Section 3.24.  Penciled-in Dates.  Schedule 3.24 contains a list of “penciled in” exhibition space for Shows scheduled for 2005 and 2006.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules, Buyer represents and warrants to the Asset Sellers and Share Sellers as of the date hereof that:

Section 4.01.  Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Authorization.  The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary action on the part of Buyer.  Each Transaction Document to which it is a party, when duly executed and delivered by it, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action (including any authorization, consent or approval) by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except, in the cases of clauses (ii) through (iv), as would not prevent, enjoin, alter or materially delay, or materially impair the ability of Buyer to consummate, the transactions contemplated by the Transaction Documents.

Section 4.05.  Financing.  Schedule 4.05 provides copies of: (i) a letter dated April 2, 2005 from Audax (the “Equity Commitment Letter”) evidencing its commitment to subscribe for and purchase shares of common stock of Buyer for an aggregate subscription price of $65 million in cash, subject to the terms and conditions thereof (the “Equity Investment”); and (ii) a letter dated April 2, 2005 from Bank of Montreal, Chicago Branch, d/b/a Harris Nesbitt (including the Fee Letter referred to therein (the “Fee Letter”) and any other related agreements or arrangements among the parties thereto, the “Debt Commitment Letter” and, collectively with the Equity Commitment Letter, the “Financing Commitments”) evidencing its commitment, subject to the terms and conditions thereof (including any modification thereto pursuant to the “market flex” terms contained in the Fee Letter), to make loans of up to $135,000,000 million to Buyer, in each case as described therein.  The cash proceeds of the Financing Commitments shall be used by Buyer to pay the Purchase Price.  The Financing Commitments are in full force and effect and have not been amended or modified in any respect.  Buyer has no reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing Commitments will not be available on a timely basis to consummate the transactions contemplated by this Agreement.

Section 4.06.  Purchase for Investment.  Buyer is purchasing the Interests and the AI Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with Audax and its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and the AI Interests and is capable of bearing the economic risks of such investment.

Section 4.07.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any in any manner challenges or seeks the rescission of this Agreement or any of the Transaction Documents, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder or thereunder, or which would materially impair the ability of Buyer to consummate the transactions contemplated hereby and thereby.

Section 4.08.  Finders’ Fees.  Except for Innovation Advisors, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from ACI or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Documents.

Section 4.09.  No Other Representations.  Buyer acknowledges and agrees that the Purchased Assets, Interests and AI Interests are sold “as is” and Buyer agrees to accept the Purchased Assets, Interests and AI Interests and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that no Seller makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS OF SELLERS

Sellers agree that:

Section 5.01.  Conduct of the Business.  (a) From the date hereof until the Closing Date, the Asset Sellers shall, and the Share Sellers shall cause the

Transferred Subsidiaries to, conduct the Business only in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve intact the relationships of the Business with third parties and to keep available the services of their respective Business Employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01, the Asset Sellers will not and the Share Sellers will not, without the written consent of Buyer, permit any Transferred Subsidiary to:

(i)            sell, lease, license or otherwise dispose of any Purchased Assets or assets of any Transferred Subsidiaries except (A) pursuant to existing contracts or commitments disclosed on Schedule 3.10 or (B) otherwise in the Ordinary Course of Business in individual amounts of less than $50,000;

(ii)           create or incur any Lien on any Purchased Asset, asset of any Transferred Subsidiary, Interest or AI Interest, in each case other than Permitted Liens;

(iii)          terminate, amend in any material respect or waive any material provision of any Material Contract, or enter into any new contract or agreement that, if in existence on the date of this Agreement, would have been required to have been set forth on Schedule 3.10, other than exhibitor, sponsor or custom publishing contracts or agreements entered into in the Ordinary Course of Business;

(iv)          except as otherwise provided in this Agreement, (i) amend any employment, deferred compensation, severance, retirement or other similar agreement with any Business Employee, (ii) grant any severance or termination pay to any Business Employee or (iii) change any compensation or other benefits payable to any Business Employee pursuant to any severance or retirement plans or policies or otherwise, in each case other than in the Ordinary Course of Business;

(v)           change any method of accounting with respect to the Business or any Purchased Assets or Assumed Liabilities, except as may be required by GAAP;

(vi)          adopt or propose any change in the Organizational Documents of any Transferred Subsidiary;

(vii)         merge or consolidate any Transferred Subsidiary with any other Person;

(viii)        change or revoke any material Tax election of any Transferred Subsidiary or HEE, change methods of accounting for Tax purposes of any Transferred Subsidiary or HEE, enter into a settlement in respect of Taxes of any Transferred Subsidiary or HEE or enter into an agreement with respect to Taxes of any Transferred Subsidiary or HEE with any Governmental Authority (except for settlements and agreements for which reserves have been established, in accordance with Brazilian GAAP, Hong Kong GAAP or GAAP, as applicable, as reflected on the Brazil Balance Sheet, the Asia Balance Sheet or the Statement of Net Liabilities, respectively);

(ix)   materially increase or materially alter the aggregate compensation payable or paid, or materially alter the timing or method of such payments, whether conditionally or otherwise, to any Business Employee, other than in the Ordinary Course of Business; or

(x)    agree or commit to do any of the foregoing.

(b)           From the date hereof until the Closing Date, no Seller nor any Transferred Subsidiary will take any action that is designed or intended to discourage any customers from maintaining their respective business relationships with the Business as such relationships existed prior to the date of this Agreement.

(c)           For the avoidance of doubt, the parties agree that nothing herein shall limit, restrict or otherwise impair any Transferred Subsidiary’s ability to make any distributions of cash or cash equivalents to any Share Seller prior to Closing.

Section 5.02.  Access to Information.  (a) From the date hereof until the Closing Date, each Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of each Seller and Transferred Subsidiary relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of each Seller or Transferred Subsidiary to cooperate with Buyer in its reasonable investigation of the Business; provided that all contact with employees of any Seller or Transferred Subsidiary pursuant to this Section 5.02 shall be made through individuals previously designated by ACI to Buyer, and Buyer agrees that it will not, and it will not permit any of its Affiliates or their respective counsel, financial advisors, auditors or other Representatives, to contact any customers, suppliers, business partners or employees of any Asset Seller, any Transferred Subsidiary or the Business without the prior consent of ACI, which consent shall not be unreasonably withheld.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Asset Seller or Transferred Subsidiary.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of any Asset Seller or Transferred Subsidiary relating to individual performance or evaluation records, medical histories or other information the disclosure of which is prohibited by applicable law or could reasonably be expected to subject any Asset Seller or Transferred Subsidiary to risk of liability.  Nothing in this Agreement shall require ACI or AI, or any of their respective Subsidiaries to disclose to Buyer or its Representatives any confidential information that ACI or AI or any of their respective Subsidiaries is advised by counsel it is prohibited from disclosing to Buyer pursuant to applicable law or contract (other than a Contract) or the disclosure of which would impair protection afforded by a lawful privilege; provided that ACI, AI, or such Subsidiary, as applicable, shall provide Buyer with notice of the existence of such information and a detailed summary of the contents of such records to the extent not inconsistent with the foregoing.

(b)           On and after the Closing Date, each Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation (other than any dispute with or litigation against any Seller) or any other reasonable business purpose relating to the Business; provided that any such access shall not unreasonably interfere with the conduct of the business of any Seller.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03.  Release of Liens.  At or prior to Closing, ACI shall obtain the release of the Liens disclosed on Schedule 3.13(c)(i).

Section 5.04.  Notices of Certain Events.  ACI shall promptly notify Buyer of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)           any actions, suits, claims, investigations or proceedings commenced relating to any Asset Seller or Transferred Subsidiary or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11.

Section 5.05.  No Solicitation.  From the date of this Agreement until the Closing, no Seller will (and the Sellers will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition or disposition of any portion of the Business or the Purchased Assets

(other than purchases and sales of assets in the Ordinary Course of Business) or any similar transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to the Business in furtherance of, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to make or seek to make any proposal regarding any of the foregoing.

Section 5.06.  Confidentiality of Sellers.  Each Seller hereby agrees with the Buyer that such Seller and its Representatives will not, and that such Seller will cause its Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose, any confidential or proprietary information of the Business or a Transferred Subsidiary or any confidential or proprietary information concerning Buyer, its Subsidiaries provided to it pursuant to Section 6.02; provided that the information subject to the foregoing provisions of this sentence will not include any information (i) that was publicly available prior to the Closing Date or thereafter becomes publicly available without any violation of this Agreement on the part of any Seller or any of its Affiliates or Representatives, (ii) that was available to any Seller or such Representatives on a non-confidential basis prior to its disclosure to such Seller or its Representatives by Buyer or its Representatives or becomes available to any Seller or such Representatives from a Person other than Buyer and its Representatives who is not, to the best of such Seller’s knowledge, subject to any legally binding obligation to keep such information confidential or (iii) to the extent that such information relates to the Retained Business; and provided further that the provisions of this Section 5.06 will not prohibit any disclosure (i) required by any applicable legal requirement, so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder.

Section 5.07.  Intellectual Property Cooperation.  ACI shall reasonably cooperate with Buyer after the Closing in connection with any lawsuit by Buyer or its Affiliates for any infringement or other violation of Business Intellectual Property after Closing; provided that ACI shall be entitled to all recoveries relating to any of such lawsuits to the extent Pre-Closing Attributable if ACI shares pro rata in the costs and expenses (including attorney’s and experts’ fees) relating to any such lawsuits.  If ACI determines, within a reasonable time after having received written notice of such suit from Buyer, not to participate in the pursuit of such infringement or other violation, ACI will assign to Buyer any rights to sue and recover damages in respect of any infringement or other violation of such Business Intellectual Property occurring prior to the Closing Date.

Section 5.08.  Transferred Subsidiary Working Capital.  Sellers will not permit the Transferred Subsidiary Working Capital of either Advanstar Brazil and Advanstar BVI (taken together), on the one hand, or Advanstar Asia, on the other hand, to be less than zero at the Closing.  The Share Sellers shall cause there to be, as of the Closing, at least (i) a value of $600,000 in cash held by Advanstar Brazil and Advanstar BVI, in the aggregate; and (ii) a value of $150,000 in cash held by Advanstar Asia.

Section 5.09.  Delivery of Monthly Financials.  Until the Closing Date, ACI shall, as promptly as practicable but in no event later than 20 days after the end of each calendar month, prepare and deliver to Buyer an unaudited statement of revenue and direct operating expenses of the Business for the period commencing on January 1, 2005 and ending on the last day of such calendar month.  Such unaudited statements shall be prepared on a basis consistent with the preparation of the Unaudited Statement.

Section 5.10.  Delivery of Financial Audit.  ACI agrees to deliver to Buyer, promptly after their delivery to ACI and in any event not later than April 13, 2005, a copy of the final audited Statement of Net Liabilities of the Business as of December 31, 2004 and the final audited Statement of Revenue and Direct Operating Expenses of the Business for the year then ended.  ACI agrees to provide Buyer with reasonable access to the accountant work papers relating to such Statement of Net Liabilities or Statement of Revenue and Direct Operating Expenses.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their commercially reasonably efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement as and to the extent provided in the Confidentiality Agreement dated November 22, 2004, between ACI and Audax Management Company, LLC (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 6.02.  Access.  On and after the Closing Date, Buyer and each of its Subsidiaries will afford promptly to each Seller and their respective agents reasonable access during normal business hours to its properties, books, records, employees and auditors to the extent necessary to permit ACI to determine any matter reasonably relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall not unreasonably interfere with the conduct of the business of Buyer or any of its Subsidiaries.

Section 6.03.  Trademarks; Tradenames; Change of Corporate Name.  (a) Buyer shall within 180 days after Closing, change the Publications and subscription information, signage and stationery as well as all other information or other materials of Buyer or any of its Affiliates (including the Transferred Subsidiaries and HEE), including any internet or other electronic communications vehicles, to discontinue use of the Advanstar Trademarks and Tradenames (during which time Buyer and its Affiliates shall have the right to use the Advanstar Trademarks and Tradenames consistent with the usage during the 180-day period preceding the Closing); provided that the foregoing shall not require any changes with respect to any Publications printed or submitted for printing prior to the end of such 180-day period.  In no event shall Buyer or any of its Affiliates use any Advanstar Trademarks and Tradenames after Closing in any manner or for any purpose different from the use of such Advanstar Trademarks and Tradenames by ACI during the 180-day period preceding the Closing.

(b)           Buyer agrees, as promptly as practicable after Closing, to take, or cause to be taken, all actions necessary or desirable under applicable laws and regulations to effect the transfer and assignment to ACI of all Advanstar Trademarks and Tradenames owned or licensed by any Transferred Subsidiary to ACI (collectively, the “Trademark Assignment”), and ACI shall assist the Buyer in effecting the Trademark Assignments.  ACI and Buyer agree to execute and deliver, and to cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Trademark Assignments.

(c)           As soon as practicable following the Closing Date, but in no event later than 30 days following the Closing Date, Buyer shall cause each Transferred Subsidiary to change its corporate name to a name that does not include “Advanstar” and to make any necessary legal filings with the appropriate Governmental Authorities to effectuate such changes.

Section 6.04.  Financing.  Buyer agrees (a) to use its commercially reasonable efforts to obtain the financing described in the Financing Commitments on substantially the terms and conditions set forth therein as expeditiously as practicable after the date hereof, including the negotiation, execution and delivery of the definitive documentation for the Financing Commitments and the satisfaction or waiver of all conditions to closing set forth therein, (b) to keep ACI reasonably informed on the status of its efforts to obtain financing for its obligations hereunder and (c) to not permit any amendment or modification to the Financing Commitments or the definitive documentation therefor that could reasonably be expected to hinder or delay its receipt of financing upon the terms and conditions set forth in the Financing Commitments as of the date hereof.

Section 6.05.  Use of Copyrights.  With respect to copyrighted works obtained from third parties and used in any Publications or on any Website prior to the Closing Date, Buyer will and will cause its Affiliates to, exercise rights in such work in accordance with (i) the rights Seller received from such third party, (ii) the rights Buyer or its Affiliates receive from any rights holder in such work and (iii) applicable Law.

ARTICLE 7
COVENANTS OF BUYER AND SELLERS

Buyer and each Seller agree that:

Section 7.01.  Commercially Reasonable Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and each Seller agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Buyer and each Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets, the Interests and the AI Interests.

(b)           In furtherance and not in limitation of the foregoing, each of Buyer and ACI shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 7.02.  Certain Filings.  Buyer and each Seller agrees to cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Certain Consents.  ACI agrees to use its commercially reasonable efforts to (i) obtain as soon as practicable after the date hereof (x) all of the Consents and (y) any consents or approvals that are required to be obtained in connection with the provision of the Transition Services (as defined in the Transition Services Agreement) (such consents and approvals, the “Transition Consents”) by ACI and (ii) assist Buyer in its efforts to obtain agreements with each of the counterparties to the Excluded Contracts that would enable Buyer to realize the benefits of the Excluded Contracts to the extent applicable to the Business (each, a “New Business Agreement”), and Buyer will cooperate in assisting ACI to obtain all of the Consents and the Transition Consents; provided that such commercially reasonable efforts shall not include any requirement of ACI to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person.  ACI shall keep Buyer reasonably apprised of the status of its efforts to obtain the Consents and the Transition Consents.  Buyer agrees that no representation, warranty or covenant of any Seller contained herein or in any other Transaction Document shall be breached or deemed breached and no condition to the obligations of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any Consent, Transition Consent or New Business Agreement.

Section 7.04.  Collections and Remittances.  Each party will promptly forward to the other applicable party any revenue or other amount (and related documentation) which is received by such party (or any of its Subsidiaries) and to which such other applicable party is entitled pursuant to this Agreement, including any revenues received by Buyer or any of its Subsidiaries (including the Transferred Subsidiaries) that are Pre-Closing Attributable and any revenues received by any Asset Seller or any of their respective Subsidiaries that are Post-Closing Attributable.  Each party will promptly provide the other applicable party with copies of any invoices received by it to be paid in whole or in part by the other party pursuant to this Agreement.  The responsible party shall promptly pay (or contest in good faith) such invoices.

Section 7.05.  Public Announcements.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the transactions contemplated hereunder without the prior written consent of the Buyer and ACI; provided that the provisions of this Section 7.05 will not prohibit (x) any disclosure required by any applicable legal requirements or any listing agreement with any national securities exchange (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (y) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder.

Section 7.06.  Noncompetition.  (a) Each Seller agrees that, unless such Seller obtains the prior written consent of Buyer, from the Closing Date until the second anniversary of the Closing Date, neither it nor any of its Subsidiaries shall:

(i)            engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association or as an owner of any equity or membership interest in any other Person, in any Buyer Competitive

Activity within the geographic area designated on Schedule 7.06(a)(i) for the Show, Publication or Website to which such Buyer Competitive Activity corresponds; provided that nothing herein shall prohibit the acquisition by ACI or any of its Subsidiaries of (x) a diversified company having not more than 5% of its sales (based on its latest published annual audited financial statements) attributable to any Buyer Competitive Activity, (y) less than 5% of any class of stock listed on a national securities exchange or traded in the over-the-counter market or (z) any Person engaged in Buyer Competitive Activities if (A) such Buyer Competitive Activities collectively account for less than 25% of such Person’s sales (based on its latest published annual audited financial statements) and (B) as soon as practicable, but in any event within 60 days after the closing of such acquisition, ACI or the relevant Subsidiary, as the case may be, commences efforts to divest, and, within nine months after the closing of such acquisition, ACI or such Subsidiary consummates the divestiture of, the portion of such acquired Person required in order to comply with clause (x) of this Section 7.06(a)(i); or

(ii)           employ or solicit, agree to employ or receive or accept the performance of services by any Transferred Employee, other than any Transferred Employees who have resigned from the employment of Buyer or any of its Subsidiaries more than three months prior to their hiring by ACI or one of its Subsidiaries or who have been terminated without cause by Buyer or any of its Subsidiaries (collectively, “Permitted Transferred Employees”); provided that nothing in this Section 7.06(a)(ii) shall prohibit ACI or any of its Subsidiaries from making general solicitations or general advertisements to the public not specifically directed toward the Transferred Employees, but neither ACI nor any of its Subsidiaries shall employ, agree to employ, or receive or accept the performance of services by any Transferred Employee as a result of any such general solicitation or general advertisement, other than Permitted Transferred Employees.

(b)           Buyer agrees that, unless Buyer obtains the prior written consent of ACI, from the Closing Date until the second anniversary of the Closing Date, neither it nor any of its Subsidiaries shall employ or solicit, agree to employ or receive or accept the performance of services by any employee of ACI or any of its Subsidiaries who does not become a Transferred Employee, other than any employees who have resigned from the employment of ACI or any of its Subsidiaries more than three months prior to their hiring by Buyer or one of its Subsidiaries or who have been terminated without cause by ACI or any of its Subsidiaries (collectively, “Permitted ACI Employees”); provided that nothing in this Section 7.06(b) shall prohibit Buyer or any of its Subsidiaries from making general solicitations or general advertisements to the public not specifically directed toward employees of ACI or any of its Subsidiaries, but neither Buyer nor any of its Subsidiaries shall employ, agree to employ, or receive or accept the performance of services by, any employee or ACI or any of its Subsidiaries as a result of any such general solicitation or general advertisement, other than Permitted ACI Employees.

(c)           If any provision contained in this Section 7.06 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.06, but this Section 7.06 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.06 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.  ACI and Buyer each acknowledge that the other party would be irreparably harmed by any breach by Buyer or ACI, respectively, of its obligations pursuant to this Section and that there would be no adequate remedy at law or in damages to compensate such other party for any such breach.  ACI and Buyer each agree that the other shall be entitled to injunctive relief requiring specific performance by Buyer or ACI, as the case may be, of this Section 7.06, and ACI and Buyer, respectively, consent to the entry thereof.

Section 7.07.  Web Services Agreement.  Buyer and ACI will negotiate in good faith to reach agreement on the terms and conditions of a web services agreement (the “Web Services Agreement”) pursuant to which ACI shall, or shall cause its Affiliates to, provide to Buyer the services described on Exhibit D hereto substantially on the terms set forth in such Exhibit.

Section 7.08.  No Breach or Failure of Condition as a Result of Certain Matters.  Buyer agrees that no representation, warranty or covenant of any Seller contained herein or in any other Transaction Document shall be breached or deemed breached, and no condition to the obligations of Buyer shall be deemed not to be satisfied, as a result of any matter set forth on Schedule 7.08.

Section 7.09.  Brazilian Distribution.  (a)  Promptly following the expiration of 90 days after the publication of Advanstar Brazil’s minutes of the quota holders’ meeting approving a capital reduction with respect to Advanstar Brazil’s quotas (“Notice of Capital Reduction”) that permits a distribution of Excess Brazil Cash as contemplated by this Section 7.09 (i.e., 90 days after March 8, 2005 or the date of publication pursuant to Section 7.09(b), as applicable), Buyer will cause Advanstar Brazil to (x) amend its bylaws to reflect the reduced capital resulting from the distribution of Excess Brazil Cash, and file the amended bylaws with the Board of Registration of Companies in Brazil and (y) amend its Certificate of Registration of Foreign Investment with the Central Bank of Brazil to reflect such reduction.  The expiration of the 90-day period and the completion and filing of the amendments described in clauses (x) and (y) is referred to herein as the “Capital Reduction Procedure.”

(b)           If the Notice of Capital Reduction published by Advanstar Brazil on March 8, 2005 will not permit Advanstar Brazil to make the distribution of  Excess Brazil Cash to Buyer following the expiration of 90 days after such publication, Buyer will cause Advanstar Brazil to publish a new Notice of Capital Reduction, and complete the Capital Reduction Procedure as promptly as practicable after the Closing, in accordance with this Section 7.09 and applicable law.

(c)           As promptly as practicable after the Capital Reduction Procedure is completed, Buyer will cause Advanstar Brazil to distribute to Buyer an amount equal to the aggregate amount of cash held by Advanstar Brazil on the Closing Date minus $600,000 (such excess, “Excess Brazil Cash”), and Buyer will promptly upon receipt of such funds pay the amount of Excess Brazil Cash to Seller as an adjustment to the Purchase Price.

(d)           Prior to the Closing, ACI shall keep Buyer reasonably apprised, and after the Closing Buyer shall keep ACI reasonably apprised, of the status of the Capital Reduction Procedure and shall promptly notify ACI if it or Advanstar Brazil receives any written communication from any creditor, the Central Bank of Brazil or any third party which would, or would reasonably be expected to, impede, delay or prohibit the Capital Reduction Procedure or the distribution of the Excess Brazil Cash.  If the Excess Brazil Cash is not distributed, Buyer and ACI shall each use their respective commercially reasonable efforts to (i) promptly resolve any disputes or other issues limiting or restricting such distribution and (ii) take any actions deemed necessary or advisable to consummate the Capital Reduction Procedure and effect the distribution of the Excess Brazil Cash.

(e)           In connection with the transactions contemplated by this Section 7.09, Buyer shall cause all outstanding quotas of Advanstar Brazil to be owned beneficially and of record by one or more entities, each of which is organized under the laws of a jurisdiction other than Brazil or any jurisdiction within Brazil.

ARTICLE 8
TAX MATTERS

Section 8.01.  Tax Definitions.  The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, sales, use, transfer, registration, and value added taxes and withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) Liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person or under law, as a transferee or successor, or otherwise.

Section 8.02.  Tax Matters.  ACI hereby represents and warrants to Buyer that:

(a)           Each Asset Seller has timely paid all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset.

(b)           Each Asset Seller has established adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset for which Buyer or any Affiliate could reasonably be expected to have any Liability.

(c)           Each Asset Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, to the extent that Buyer or any Affiliate could have any Liability for such Taxes.

(d)           (i) All material Tax returns, statements, reports and forms required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any Transferred Subsidiary or HEE, including any schedule or attachments thereto and any amendments thereof and including information returns (collectively, the “Returns”), have been timely filed, to the extent required to be filed on or before the date hereof; (ii) the Returns that have been filed are true and complete in all material respects; (iii) all Taxes shown as due and payable on the Returns that have been filed and all other Taxes due and payable by any Transferred Subsidiary or HEE (whether or not shown on any Return) have been timely paid; (iv) there is no deficiency, adjustment, action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to any Transferred Subsidiary or HEE in respect of any material Tax, and, to the Knowledge of ACI, no claim has been made in any jurisdiction where any Transferred Subsidiary or HEE does not file Returns that such Transferred

Subsidiary or HEE, as the case may be, is or may be subject to taxation by that jurisdiction; (v) there are no Liens for Taxes (other than Liens for Taxes not yet due) upon any of the assets of any Transferred Subsidiary or HEE; (vi) each Transferred Subsidiary and HEE has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (vii) HEE has been a partnership for U.S. federal income tax purposes at all times during its existence; and (viii) the unpaid Taxes of the Transferred Subsidiaries and HEE as of the Closing Date will not exceed the amount reserved for Taxes set forth on the Brazil Balance Sheet, the Asia Balance Sheet and the Statement of Net Liabilities (solely to the extent such amounts relate to reserves for taxes of HEE), respectively, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Transferred Subsidiaries and HEE in filing their Returns.

Section 8.03.  Tax Returns; Tax Cooperation; Allocation of Taxes.  (a)  Buyer shall prepare, or cause to be prepared, all Returns required to be filed by any Transferred Subsidiary or HEE after the Closing Date with respect to any Pre-Closing Tax Period.  Buyer shall timely file, or cause to be timely filed, all such Returns.  Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method, except as otherwise required by law, and shall be submitted by Buyer to ACI (together with schedules, statements and, to the extent reasonably requested by ACI, supporting documentation) at least 20 days prior to the due date (including extensions) of such Return.  If ACI, within 10 Business Days after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return, the disputed items shall be resolved by mutual agreement between Buyer and ACI.

(b)           Buyer and each Seller agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Purchased Assets, the Interests, the AI Interests and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and each Seller agrees to retain all books and records with respect to Taxes pertaining to the Business, the Purchased Assets, the Interests, the AI Interests and the Assumed Liabilities for a period of at least six years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Buyer and each Seller agrees to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets, the Interests, the AI Interests or the Assumed Liabilities.

(c)           All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between ACI and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”).  ACI shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(d)           All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be borne by 50% by Buyer and 50% by ACI.  Buyer and ACI shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(e)           Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(c) or (d), as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(c) or (d), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.  Any payment not made within such time shall bear interest from the due date for such payment until, but excluding, the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the due date for such payment to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(f)            Buyer shall promptly pay or cause to be paid to ACI all refunds of Taxes and interest thereon received by any Transferred Subsidiary attributable to Taxes paid by any Transferred Subsidiary with respect to any Pre-Closing Tax Period, except to the extent such refund is attributable to the carryback of a Tax attribute arising in a Post-Closing Tax Period.  If, in lieu of receiving such refund, any Transferred Subsidiary elects to reduce a Tax Liability relating to a taxable period (or portion thereof) ending after the Closing Date, Buyer shall promptly pay or cause to be paid to ACI the amount of such reduction in Tax Liability.

Section 8.04.  338(g) Election.  Seller and Buyer agree that Buyer will make a timely, effective and irrevocable election under Section 338(g) of the Code with respect to Advanstar Brazil.

ARTICLE 9
EMPLOYEE MATTERS

Section 9.01.  Employees and Offers of Employment.  (a) Buyer shall offer employment to each Asset Sale Business Employee, effective as of the Closing Date.  Each such offer of employment shall be communicated to such Business Employees within 30 Business Days following the date hereof or, if earlier, no later than the fifth Business Day prior to the Closing; provided that, with respect to any Asset Sale Business Employee who commences employment with an Asset Seller following the date hereof, each such offer of employment shall be communicated to such Asset Sale Business Employee promptly following Buyer’s receipt of notification from ACI of such employee’s hiring.  No such offer of employment shall require any Asset Sale Business Employee to relocate to a job site more than 25 miles from such employee’s job site immediately prior to the Closing Date.  The Asset Sale Business Employees who commence employment with Buyer or its Subsidiaries as of the Closing Date or as otherwise provided in the next sentence and Business Employees of any Transferred Subsidiary as of the Closing Date shall be referred to herein as the “Transferred Employees”.  Notwithstanding anything herein to the contrary, in the case of Asset Sale Business Employees who, on the Closing Date, are on a leave of absence approved by ACI, AI or one of its Subsidiaries pursuant to an Employee Plan or International Plan (not including vacation time, personal days or sick leave not yet covered by short-term disability), the employment of such employees by Buyer shall be effective as soon as they return from leave; provided that Buyer shall be obligated to hire any such Asset Sale Business Employee only if such employee returns to active service on the earlier of (x) the first day following expiration of such employee’s approved leave of absence, subject to any permissible extension and (y) 90 days following the Closing Date, except that Buyer shall be obligated to hire all such Asset Sale Business Employees to the extent required by applicable law.  No Seller will discourage any Asset Sale Business Employee from accepting employment with Buyer or make a competing offer of employment to any Asset Sale Business Employee.

(b)           No later than five Business Days prior to the Closing Date, the Sellers shall provide the Buyer a list of all Business Employees who would have been Transferred Employees but for the fact that they will be on leave of absence on the Closing Date, the expected duration of the leave as of the date of that list (subject to any permissible extensions) and the position held by such Business Employee as of the date the leave began.  From time to time prior to the Closing Date, to the extent not prohibited by law, the Sellers shall use commercially reasonable efforts to promptly provide Buyer information regarding Business

Employees that is required by Buyer to enable it to establish the Buyer Employee Plans.  As soon as practicable, but in no event later than 30 days following the Closing Date, to the extent not prohibited by law, each Seller shall provide to Buyer a copy of all records of the Transferred Employees in its possession.

(c)           Commencing at 12:00 a.m. on the day immediately following the Closing Date, Transferred Employees (other than those Asset Sale Business Employees who, on the Closing Date, are on a leave of absence, which Asset Sale Business Employees shall cease to participate in the Employee Plans on the date such Asset Sale Business Employee becomes a Transferred Employee) shall cease to participate in the Employee Plans and shall commence participation in employee benefit plans established or to be established and maintained by the Buyer or its Affiliates on and after the Closing Date on the terms and conditions set forth therein (a “Buyer Employee Plan”).

(d)           During the period commencing on the day following the Closing Date and ending on December 31, 2005, Buyer shall provide or cause to be provided to each Transferred Employee (i) total compensation (including base salary, bonus and incentive opportunity and commission arrangement), equal to or greater than, in every respect, the total compensation (including base salary, bonus and incentive opportunity and commission arrangement) in effect for such employees immediately prior to Closing and (ii) benefits (including health and welfare benefits, disability, retirement, severance and vacation benefits) substantially equivalent in each case to the benefits (including health and welfare benefits, disability, retirement, severance and vacation benefits) provided such Transferred Employees immediately prior to Closing.

Section 9.02.  ACI’s Employee Plans.  Unless otherwise provided in this Article 9, all debts and obligations relating to all Asset Sale Business Employees related to periods of employment on or prior to the Closing Date (or, with respect to any Asset Sale Business Employees on leave of absence on the Closing Date, periods of employment prior to the date such Asset Sale Business Employee becomes a Transferred Employee) shall remain with and be paid by the ACI.

Section 9.03.  Buyer’s Employee Plans.  (a) All liabilities and obligations relating to any Transferred Employee who accepts Buyer’s offer of employment pursuant to Section 9.01(a) of this Agreement related to periods of employment on or after the Closing Date (or, with respect to any Asset Sale Business Employees on leave of absence on the Closing Date, periods of employment on or after the date such Asset Sale Business Employee becomes a Transferred Employee) shall be the exclusive responsibility of Buyer.  All liabilities and obligations relating to any Transferred Employee employed by a Transferred Subsidiary related to periods of employment before, on or after the Closing Date shall be the exclusive responsibility of Buyer.

(b)           Following the Closing Date, Buyer shall cause each Transferred Employee to receive service credit for purposes of eligibility, vesting and benefits accrual for all periods of employment with ACI and or any of its Affiliates or predecessors thereto prior to the Closing Date under any employee benefit plan of Buyer or its Affiliates in which such employee is eligible to participate after the Closing Date, to the extent such credit was given under the corresponding Employee Plan or International Plan.

(c)           Buyer shall use commercially reasonable efforts to cause all pre-existing conditions that any Transferred Employee or his or her covered dependents has as of the Closing Date, and all proof of insurability provisions to which such employee or dependent would be otherwise subject, to be waived or satisfied for all conditions covered by any plan maintained by Buyer or its Affiliates in which any such employee participates, in each case to the same extent waived or satisfied under the corresponding Employee Plan or International Plan.  Buyer shall use commercially reasonable efforts to cause all waiting periods applicable to newly-hired employees under each plan maintained by Buyer or its Affiliates to be waived with respect to Transferred Employees and their covered dependents to the extent that any such waiting periods were waived or satisfied under the corresponding Employee Plan or International Plan.

(d)           Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by a Transferred Employee and his or her covered dependents during the portion of the plan year prior to the Closing Date to be accounted for in the corresponding new or existing employee benefit plan of Buyer or its Affiliates for purposes of satisfying all deductibles, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for the plan year in which the Closing Date occurs if such amounts had been paid for the corresponding benefit in accordance with such new or existing employee benefit plan.

(e)           Buyer shall credit each Transferred Employee the amount of accrued and unpaid days of vacation (the “Transferred Vacation”) applicable to such Transferred Employee as of the close of business on the Closing Date, as reflected for Transferred Employees in the Asset Sellers’ books and records.  Buyer shall ensure that such Transferred Vacation is not subject to forfeiture and that such Transferred Vacation does not count toward any maximum accrual amount under any plan, program or policy maintained by Buyer for the purpose of providing vacation; provided that to the extent permitted under applicable law, Transferred Vacation may be forfeited after March 31, 2006 to the extent the Transferred Employee failed to use any Transferred Vacation prior to such time.  Buyer shall credit each Transferred Employee’s length of service with ACI or any of its Affiliates (including any length of service recognized by ACI or any of its Affiliates for service performed for any business purchased by ACI or any of its Affiliates) for purposes of determining such Transferred Employee’s rate of vacation accrual, to the extent the rate of vacation accrual under Buyer’s vacation policy is dependent upon length of service.  ACI shall provide Buyer, no later than five Business Days prior to the Closing, a list of the name and total service credit of each Transferred Employees and each individual on leave of absence who would otherwise be a Transferred Employee.

(f)            Buyer shall cause to be provided to any Transferred Employee who is terminated other than for cause prior to December 31, 2005 severance pay that is no less favorable than the severance pay to which such Transferred Employee would have been entitled under the severance plan set forth on Schedule 9.03(f) if such Transferred Employee was terminated as of the Closing Date.  Buyer shall cause each Transferred Employee terminated after December 31, 2005 to receive service credit for all periods of employment with ACI and or any of its Affiliates or predecessors thereto prior to the Closing Date under any severance plan, program or policy of Buyer, to the extent service credit is relevant to any such plan, program or policy.  Buyer shall be responsible for any claim of an Asset Sale Business Employee arising out of Buyer’s failure to make an offer to such Asset Sale Business Employee in accordance with Section 9.01(a) hereof.

(g)           Subject to the last sentence of Section 9.03(f), Seller shall be responsible for any and all liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or under any state, local or foreign law concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by any Seller or Transferred Subsidiary on or before the Closing Date.  Buyer shall be responsible for any and all liability under WARN or under any such state, local or foreign law with respect to Transferred Employees which arises out of or results from any termination of employment by Buyer after the Closing Date.

(h)           Buyer shall cause the tax-qualified contribution plan (the “Buyer 401(k) Plan”) established or to be established or maintained by Buyer to accept, within a reasonable period of time following the Closing Date, a direct plan-to-plan transfer from Seller’s defined contribution plan (the “Seller 401(k) Plan”) with respect to the accounts under such plan maintained for the benefit of the Transferred Employees; provided that Buyer, in its reasonable discretion, is satisfied that the Seller 401(k) Plan and its related trust are qualified under Sections 401(a) and 501(a) of the Code and that the transfer would not adversely affect the tax-qualified status of the Buyer 401(k) Plan or its related trust; and, provided further, that Seller agrees to cooperate with Buyer to implement the transfer including, without limitation, by making any amendments required under the Seller 401(k) Plan to implement the transfer and by making reasonable representations requested by Buyer with respect to (i) the qualified status of the Seller 401(k) Plan and its related trust at the time of such transfer and (ii) whether the transfer will adversely affect the qualified status of the Seller 401(k) Plan or its related trust.  Seller hereby agrees that until the date of such plan-to-plan transfer, Transferred Employees may continue to make payments on outstanding loans to the Seller 401(k) Plan.

(i)            Effective on the Closing Date, Buyer will establish a fringe benefit plan pursuant to Section 125 of the Code (the “Buyer 125 Plan”), which will provide for dependent care, medical reimbursement and premium conversion benefits at the same level as the Sellers’ corresponding fringe benefit plan (the “Seller 125 Plan”), such plan to be maintained through December 31, 2005.  That portion of the Seller 125 Plan relating to the Transferred Employees will be spun off and merged into the Buyer 125 Plan, and, in connection therewith, Sellers will transfer, or cause to be transferred, all account related information reasonably necessary to effect such spin off-merger, including without limitation participant name, identifying numbers, available account balances on the Closing Date.  On and after the Closing Date, Transferred Employees will cease to participate in the Seller 125 Plan and will commence participation in the Buyer 125 Plan.  On the Closing Date, Sellers shall pay to Buyer the net aggregate amount of the account balances attributable to Transferred Employees under Buyer 125 Plan, if such amount is positive, and Buyer shall pay to Sellers the net aggregate amount of the account balances attributable to Transferred Employees under Buyer 125 Plan, if such amount is negative.

Section 9.04.  Commissions.  ACI and Buyer acknowledge and agree that ACI shall be responsible for the direct payment of all sales commissions payable to Business Employees in respect of Publications that are Pre-Closing Attributable and Buyer shall be responsible for the direct payment of all sales commissions payable to Business Employees in respect of Publications that are Post-Closing Attributable.

Section 9.05.  COBRA and HIPAA.  Buyer shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law (“COBRA Coverage”) to all Transferred Employees with respect to all “qualifying events” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable law that occur after the Closing Date; provided that Buyer shall provide COBRA Coverage to any spouse, dependent or beneficiary of any Transferred Employee with respect to all “qualifying events” (as defined above) whether they occur or occurred before, on or after the Closing Date.  Effective as of the day after the Closing, Buyer shall assume all obligations, liabilities and commitments of ACI and its Affiliates after the Closing Date to Transferred Employees and their eligible dependents under the Health Insurance Portability and Accountability Act of 1996 and applicable state or similar laws.

Section 9.06.  At-Will Employment.  No provision of this Agreement shall be construed to create an express or implied contract of employment between Buyer and any Transferred Employee for a definite term or to limit in any way the right of the Buyer to terminate the employment of any Transferred Employee with or without notice or cause or to limit in any way the right of the Buyer to alter any of the terms and conditions of the employment of any Transferred Employee, other than as expressly provided in this Article 9.

Section 9.07.  No Third Party Beneficiaries.  No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of ACI or any of its Affiliates, including any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and Sellers.  The obligations of Buyer and each Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of ACI contained in this Agreement or in any certificate or other writing delivered by ACI pursuant hereto shall be true at and as of the Closing Date (disregarding all qualifications as to materiality contained therein), as if made at and as of such date, with only such exceptions as would not in the aggregate have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer, Executive Vice President-Corporate Development or Vice President & General Counsel of ACI to the foregoing effect.

(b)           All of the conditions to consummation of the debt financing set forth in the Debt Commitment Letter shall have been satisfied or waived and the funds under the Debt Commitment Letter shall have been received by Buyer, or shall be fully available to Buyer to the extent contemplated by the Debt Commitment Letter, on substantially the terms and conditions set forth in the Debt Commitment Letter (after giving effect to any changes made or requested pursuant to the “market flex” terms contained in the Fee Letter); provided that Buyer shall not be entitled to assert the failure of the condition set forth in this 10.02(b) as a basis for not consummating the transactions contemplated hereby if the failure of such condition to be satisfied has resulted from any failure by Buyer to comply, or any failure by Audax Management Company, LLC or Audax to cause Buyer to comply, with Section 6.04 or the failure by Audax to provide the Equity Investment pursuant to the terms of the Equity Commitment Letter.

(c)           Each Seller shall have executed and delivered to Buyer each Transaction Document to which it is a party.

(d)           The excess of the revenues over direct operating expenses (excluding allocated expenses) of the Business for the year ended December 31, 2004, as reflected on the final audited Statement of Revenue and Direct Operating Expenses of the Business for such year, delivered to Buyer pursuant to Section 5.10, calculated in accordance with the draft audited Statement of Revenue and Direct Operating Expenses set forth on Schedule 3.08(a), shall not be materially less than the excess of the revenues over direct operating expenses (excluding allocated expenses) of the Business reflected on the draft audited Statement of Revenue and Direct Operating Expenses set forth on Schedule 3.08(a).

(e)           Buyer shall have received all documents it may reasonably request relating to the existence of each Seller and the authority of each Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(f)            Sellers shall have delivered to Buyer any necessary Tax clearance or other certificates required by law or necessary to avoid withholding amounts from the Purchase Price.

(g)           Sellers shall have delivered to Buyer the resignation of each of the directors and officers of Advanstar Asia and Advanstar Brazil, other than the individuals who are Transferred Employees.

(h)           Buyer shall have received the Amendment to the Articles of Association of Advanstar Brazil for the assignment and transfer of quotas from ACI and AI to Buyer and Buyer’s Subsidiary.

Section 10.03.  Conditions to Obligation of the Sellers.  The obligation of each Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) ACI shall have received a certificate signed by the Chief Executive Officer or President of Buyer to the foregoing effect.

(b)           Buyer shall have executed and delivered to ACI each of the Transaction Documents to which Buyer is a party.

(c)           ACI shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to ACI.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival.  Except for the representations and warranties of ACI contained in Article 3 made with respect to the Transferred Subsidiaries, which shall survive the Closing until the second anniversary of the Closing Date, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that Sections 3.01, 3.02, 3.04(i), 3.06, 3.07, 3.12(a), 3.12(b) and 3.21 shall survive indefinitely and Section 3.17 and 8.02 shall survive until the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions).  The covenants set forth in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, and any breaches thereof shall survive indefinitely.  Notwithstanding the preceding sentence, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the breach giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification.  (a) ACI hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all liability, damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually incurred or suffered by Buyer or any of its Affiliates arising out of:

(i)            any breach of, or inaccuracy in, any representation or warranty (each such breach of, or inaccuracy in, any representation or warranty a “Warranty Breach”) made by any of the Sellers in this Agreement or in any Schedules or certificates delivered pursuant hereto (determined as if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted from the applicable representation or warranty);

(ii)           any breach or violation of any covenant or agreement of any of the Sellers made or to be performed pursuant to this Agreement;

(iii)          any Excluded Liability;

(iv)          any Liability of any Transferred Subsidiary resulting from, arising out of or related to any of the matters required to be set forth on Schedule 3.11 or any other Liability of any Transferred Subsidiary arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of any action by or inaction of any Seller or Transferred Subsidiary or any of their respective directors, officers, employees or agents on or prior to the Closing Date.

provided that with respect to indemnification by ACI for Warranty Breaches pursuant to Section 11.02(a)(i), (A) the amount of Damages incurred or suffered arising out of any Warranty Breach shall be determined as if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted from the applicable representation or warranty; (B) no individual Warranty Breach shall be deemed to have occurred unless the amount of Damages with respect thereto exceeds $25,000; (C) ACI shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $925,000, and then only to the extent of the excess over $925,000 and (D) ACI’s maximum liability for all such Warranty Breaches shall not exceed $18,500,000; and provided further that the limitations set forth in clauses (C) and (D) shall not apply to Warranty Breaches in respect of Sections 3.01, 3.02, 3.04(i), 3.06, 3.07, 3.12(a), 3.12(b), 3.17, 3.21 or 8.02.

(b)           Buyer hereby indemnifies ACI and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by ACI or any of its Affiliates arising out of:

(i)            any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(ii)           any Assumed Liability.

Section 11.03.  Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”).  In addition, the Indemnifying Party will have the right to defend, at its own expense, the Indemnified Party against the Third Party Claim with counsel of its choice so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04.  Supplemental Schedules.  From time to time, but no later than ten days prior to the Closing Date, Sellers may disclose any matters arising or occurring after the date hereof that, if they had arisen or occurred on or prior to the date hereof, would have been required to be disclosed on the Schedules.  Buyer shall have the right to review such disclosure for a period of five days after receipt thereof.  At any time within such five day time period, Buyer shall have the right to terminate this Agreement by delivery of a notice to Seller if, in the absence of an amendment to the Schedules to incorporate such disclosure and taking into account the effect of any items previously disclosed by Sellers pursuant to this Section 11.04, the condition to Buyer’s obligation set forth in Section 10.02(a) would not be able to be satisfied.  This notice, if given, shall specify the information forming the basis for the decision to terminate.  Sellers shall have five days after receipt of such notice to review with Buyer the information forming the basis of the decision to terminate and to attempt to agree on corrective measures, if any.  If the parties cannot agree on corrective measures within such five day period, then this Agreement shall terminate.  If this Agreement is not terminated as permitted by this Section, the Schedules shall be deemed to have been amended by such disclosures as of the end of the time immediately prior to the Closing, and Sellers shall have no liability hereunder for any such disclosures.

Section 11.05.  Calculation of Damages.  (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor, and the Indemnified Party shall use commercially reasonable efforts to recover such amounts.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount (including any increased premiums under any such insurance policies).  For purposes of calculating the unpaid Taxes of the Transferred Subsidiaries and HEE as of the Closing Date for which ACI is responsible pursuant to Section 8.02(d)(viii), in the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such taxable period ending on the Closing Date shall, in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(b)           The Indemnifying Party shall not be liable under Section 11.02 for any punitive or speculative Damages.

Section 11.06.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 11.07.  Exclusivity.  Except with respect to claims based upon fraud or intentional misrepresentation, the indemnification rights provided in this Article 11 shall be the sole and exclusive remedy of the parties following the Closing (a) for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties in this Agreement or in any Schedules or certificates delivered pursuant hereto, or (b) otherwise in connection with the transactions contemplated hereby.  This Section 11.07 shall not limit any rights, obligations or remedies available to any party under the Transition Services Agreement or the Web Services Agreement, all of which are expressly preserved.

ARTICLE 12
TERMINATION

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of ACI and Buyer (the “Final Termination Date”);

(b)           by either ACI or Buyer if the Closing shall not have been consummated on or before June 30, 2005;

(c)           by Buyer pursuant to Section 11.04;

(d)           by Buyer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of any Seller contained in this Agreement or (ii) any Seller has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 10.01 or 10.02 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Final Termination Date or ten Business Days after the Buyer notifies ACI of such breach, inaccuracy or violation;

(e)           by ACI if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or (ii) Buyer has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (x) would result in, or would reasonably be expected to result in, the failure to satisfy a condition set forth in Sections 10.01 or 10.03 and (y) cannot be or has not been cured on or before the earlier of five Business Days before the Final Termination Date or ten Business Days after a Seller notifies Buyer of such breach or violation; or

(f)            by either ACI or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Sections 12.01(b), 12.01(c), 12.01(d), 12.01(e) or 12.01(f) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 12.01, this Agreement, other than the provisions of Sections 5.06 (Confidentiality of Sellers), 6.01 (Confidentiality of Buyer), 7.05 (Public Announcements) and Article 13 (Miscellaneous), will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party (or any Representative of such party), except for

Liabilities arising in respect of willful breaches of any representation, warranty, covenant or agreement under this Agreement by any party on or prior to the date of termination.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to any Seller, to:

Advanstar Communications Inc.

6200 Canoga Avenue, 2nd Floor

Woodland Hills, CA 91367 USA

Attention:  Joseph Loggia, Chief Executive Officer

Facsimile No.: (818) 593-5020

with a copy to:

Advanstar Communications Inc.

Damonmill Square – Suite 6A

Concord, MA 01742

Attention: Eric I. Lisman, EVP – Corporate Development and
Ward Hewins, Vice President and General Counsel

Facsimile No.: (978) 341-0451

and

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Nancy L. Sanborn

Facsimile No.: (212) 450-3800

If to Buyer, to:

Questex Media Group, Inc.

c/o Audax Management Company, LLC

101 Huntington Avenue

Boston, MA 02199

Attention: Keith Palumbo

Donald G. Bramley

Young J. Lee

Facsimile No.: (617) 859-1600

with a copy to:

Ropes & Gray

One International Place

Boston, MA 02110

Attention:  Paul Van Houten

Facsimile No.: (617) 951-7050

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, if the transactions contemplated by this Agreement are consummated, Buyer shall promptly reimburse and be responsible for all expenses and charges of PricewaterhouseCoopers incurred in connection with its review and audit of the Statement of Net Liabilities and the Statement of Revenue and Direct Operating Expenses as set forth in the engagement letter dated February 21, 2005 between Pricewaterhouse Coopers LLP and Advanstar, Inc.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that Buyer may assign its rights under this Agreement as collateral security for the debt financing described in the Financing

Commitments and provided further that no such assignment shall relieve Buyer of any of its obligations hereunder.

Section 13.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09.  Entire Agreement.  The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.  Bulk Sales Laws.  Buyer, each Seller hereby waive compliance by each Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 13.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.  Disclosure Schedules.  The parties acknowledge and agree that each party has or may have set forth information in the Schedules in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of the Schedules need not be set forth in any other section of the Schedule so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer or any Seller and (ii) the disclosure by Buyer or any Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Buyer or any Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANSTAR COMMUNICATIONS INC.

By:	/s/ JOE LOGGIA
Name:
Title:

ADVANSTAR, INC.

By:	/s/ JOE LOGGIA
Name:
Title:

ADVANSTAR EXPOSITIONS CANADA LIMITED

By:	/s/ JOE LOGGIA
Name:
Title:

ADVANSTAR.COM, INC.

By:	/s/ JOE LOGGIA
Name:
Title:

QUESTEX MEDIA GROUP, INC.

By:	/s/ YOUNG LEE
	Name:	Young Lee
	Title:	Its Duly Authorized Signatory